SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[ ]	Preliminary proxy statement

[X]	Definitive proxy statement

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive additional materials

[ ]	Soliciting material under Rule 14a-12

DMC STRATEX NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Proxy Statement and

2002 Annual Report to Stockholders

July 10, 2002

To Our Stockholders:

Fiscal year 2002 was one of the most challenging in the Company’s history. The worldwide economic downturn and the demise of the Competitive Local Exchange Carrier (CLEC) market resulted in an unprecedented decline in opportunities for telecommunication businesses worldwide. Sales for Stratex Networks in fiscal 2002 were down 45% compared to the prior year. Our management team responded rapidly to these changes but the impact was significant. The result was a major restructuring of the organization and special charges to the income statement related to inventory valuation, severance costs and other related expenses.

Despite this situation, the strength of the Company’s worldwide operations and broad product offering enabled Stratex Networks to continue to move forward throughout the year as we positioned ourselves for the future. We took aggressive action to return the Company to profitability, in spite of the present state of the economy and our market, while at the same time focusing on the long-term needs of our customers and the industry. Throughout the year, Stratex Networks achieved many important milestones in this regard. I want to share some of these accomplishments with you.

Strategic Focus

Clearly, we needed to examine our strategic direction and restructure the organization to meet the current level of business opportunity. We initiated cost reduction actions aimed at dramatically reducing expenses, including the closure of our Seattle manufacturing facility, consolidation of a number of domestic and international locations, and the reduction of worldwide headcount by almost 35%.

We also reviewed long-term operational and product plans. We initiated major process improvement programs designed to achieve our overall long-term strategic objectives and short-term tactical needs. These programs have already begun to yield significant benefits in supply chain management, customer responsiveness, and manufacturing cycle times. Our process improvement programs also culminated in dramatic reductions in operating cost and rapid improvements in the balance sheet. We successfully eliminated over $60 million in annualized expense in fiscal 2002 and at the same time strengthened the balance sheet by dramatically improving accounts receivable collections and inventory turnover. The company continues to operate debt free.

Stratex Networks continued to advance its product lines despite the downturn. We focused on technological improvements and developing solutions that provide more value to our customers. Recently, we announced the Altium MX—the first high-capacity microwave system covering transmission speeds from 155 to 622 Mbps in a single platform. During the year, we also introduced major improvements to our medium-speed product, the XP4, by introducing the XP4 Plus.

Customer Solutions

We remain close to our customers through our direct sales force. Stratex Networks has more than 20 offices strategically located around the world, supplemented by OEM, distributor, and value-added reseller arrangements. This structure is key to our long-term success and has been effective in sustaining visibility with our large customer base, especially during the down cycles that occur in this industry. We furthered the development of our “solutions” approach to marketing products and expanded our service offerings. Stratex Networks now provides much more than radios alone. We won several turnkey wireless transmission projects and increased our capability to roll out complete wireless transmission networks. We expect this to be a significant driver of our business going forward as carriers continue to outsource more of this activity.

Product Focus

Our broad product line was key to stabilizing our business. Stratex Networks is unique in offering high-capacity, mid-capacity and long-range solutions from a single source. We consistently offer the broadest radio frequency coverage in the industry. Our network management system, ProVision, received the Product of the Year Award for 2001 in the performance-monitoring category from Internet Telephony magazine. We continue to improve and enhance our products and services on a regular basis. Our strong product focus is another key element in helping us secure business and maintain customer relationships in a challenging market environment.

Management Strength

Sam Smookler announced his retirement as president & CEO during the third quarter. Under Sam’s guidance, our Altium product line was completed and successfully brought to market. Today, we have the largest installed base of radios of this type in the world. After Sam’s departure, I reassumed the role of Chief Executive Officer, which is a position I originally held from 1995-2000. Working with me is an executive team that is strong and proven. This group of executives has made a number of accomplishments in response to the dramatic changes in our markets. I am confident the team is capable of leading Stratex Networks through the current industry downturn to emerge as the leader in high-capacity wireless transmission.

Our Future

We remain confident in the future of wireless products and services, the capabilities of our people and product offering, and in our proven ability to respond rapidly to changing market conditions. The strength of our balance sheet and close relationships with our customers are undeniable competitive advantages as we begin a new fiscal year. Usage of wireless systems continues to grow, and business cycles continue to occur. We strongly believe that a focused, well-managed, and financially strong enterprise can provide significant shareholder value over the long term. Our Company’s goals clearly encompass these objectives.

I would like to thank our employees for their efforts, support, and accomplishments during the past fiscal year as well as you, our stockholders, for your continuing support.

Charles D. Kissner

Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Proxy Statement

July 10, 2002

To the Stockholders of DMC STRATEX NETWORKS, INC.:

      You are cordially invited to attend the annual meeting of stockholders of DMC Stratex Networks, Inc., a Delaware corporation, on Tuesday, August 13, 2002, at 3:00 p.m., local time, at our principle executive offices located at 170 Rose Orchard Way, San Jose, California.

      Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement. After careful consideration, our board of directors has approved each of the proposals described in the proxy statement and recommends that you vote “FOR” each proposal.

      Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting and sign, date, mark and return the enclosed proxy card in the reply envelope provided. If you subsequently decide to attend the annual meeting, you may notify the inspector of elections if you wish to vote in person at the meeting and your previously submitted proxy card will not be voted.

      We hope that you will attend the annual meeting.

Sincerely yours,

CHARLES D. KISSNER
Chairman and Chief Executive Officer

170 Rose Orchard Way, San Jose, California 95134 Phone: 408-943-0777 Facsimile: 408-944-1770

DMC STRATEX NETWORKS, INC.
170 Rose Orchard Way,
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

       The annual meeting of stockholders of DMC Stratex Networks, Inc., a Delaware corporation, will be held at our principle executive offices located at 170 Rose Orchard Way, San Jose, California, on Tuesday, August 13, 2002, at 3:00 p.m., local time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. Elect six directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified;

2. Approve an amendment to our Restated Certificate of Incorporation, as amended, to change our name from DMC Stratex Networks, Inc. to Stratex Networks, Inc.;

3. Approve the adoption of the Stratex Networks, Inc. 2002 Stock Incentive Plan;

4. Ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2003; and

5. Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      Only stockholders of record at the close of business on June 28, 2002, are entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement thereof. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our principle executive offices.

      All stockholders are cordially invited and encouraged to attend the annual meeting. Whether or not you attend in person, to ensure your representation at the annual meeting, please carefully read the accompanying proxy statement describing the matters to be voted on at the annual meeting. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you submit your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement. The prompt return of your proxy card will assist us in preparing for the annual meeting.

      We look forward to seeing you at the annual meeting.

By Order of the Board of Directors

CHARLES D. KISSNER

Chairman and Chief Executive Officer

San Jose, California

July 10, 2002

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
Purpose of the Annual Meeting
Record Date
Revocability of Proxies
Voting Rights of Stockholders
Required Vote for Approval
Quorum, Abstentions and Broker “Non-Votes”
Cost of Solicitation
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials
Discretionary Authority
PROPOSAL ONE: ELECTION OF DIRECTORS
Information About Director Nominees
Vote Required
Recommendation of the Board of Directors
EXECUTIVE OFFICERS
Board Meetings and Committees
Compensation of Directors
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2001
AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUES
Employment Agreements
Termination Agreements
Compensation Committee Interlocks and Insider Participation
Compliance with Section 16(a) of the Securities Exchange Act of 1934
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
PROPOSAL TWO:
Vote Required
Recommendation of the Board of Directors
PROPOSAL THREE:
General Description
Administration
Amendment and Termination
Terms & Conditions of Awards
Equity Incentive Programs for Non-Employee Directors
Certain Federal Tax Consequences
Amended Plan Benefits
Vote Required
Recommendation of the Board of Directors
PROPOSAL FOUR:
Vote Required
Presence at the Annual Meeting
Recommendation of the Board of Directors
OTHER MATTERS
Annual Report
Form 10-K
Other Business
ARTICLE II DEFINITIONS
ARTICLE III OPTION TERMS
ARTICLE II DEFINITIONS
ARTICLE III STOCK FEE PROGRAM TERMS

Page

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	i

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS	1
Purpose of the Annual Meeting	1
Record Date	1
Revocability of Proxies	1
Voting Rights of Stockholders	1
Required Vote for Approval	2
Quorum, Abstentions and Broker “Non-Votes”	2
Cost of Solicitation	2
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting	2
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials	3
Discretionary Authority	3

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS	3
Information About Director Nominees	4
Vote Required	5
Recommendation of the Board of Directors	5
Executive Officers	5
Board Meetings and Committees	5
Compensation of Directors	6
Executive Compensation and Other Information	7
Summary Compensation Table	7
Option and SAR Grants in Fiscal Year Ended March 31, 2002	8
Aggregated Option/SAR Exercises and Fiscal Year-end Values	9
Employment Agreements	9
Termination Agreements	10
Compensation Committee Interlocks and Insider Participation	11
Compliance with Section 16(a) of the Securities Exchange Act of 1934	11
Certain Transactions	11
Security Ownership of Certain Beneficial Owners and Management	12
Report of the Audit Committee of the Board of Directors	14
Report of Compensation Committee of the Board of Directors	15
Stock Performance Graph	18

PROPOSAL TWO: AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO CHANGE OUR NAME FROM DMC STRATEX NETWORKS, INC. TO STRATEX NETWORKS, INC.	19
Vote Required	19
Recommendation of the Board of Directors	19

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

DMC STRATEX NETWORKS, INC.

       This proxy statement is furnished in connection with the solicitation by the board of directors of DMC Stratex Networks, Inc., a Delaware corporation, of proxies for the annual meeting of stockholders to be held at 3:00 p.m., local time, on Tuesday, August 13, 2002, and any adjournment or postponement thereof. These proxy materials were first mailed on or about July 10, 2002, to our stockholders entitled to notice of, and vote at, the annual meeting.

      All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Purpose of the Annual Meeting

      The specific proposals to be considered and acted upon at the annual meeting are summarized in the preceding notice of annual meeting of stockholders. Each proposal is described in more detail in a subsequent section of this proxy statement.

Record Date

      The close of business on June 28, 2002 has been fixed as the record date for determining the holders of shares of our common stock, par value $0.01 per share, entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

Revocability of Proxies

      If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering a written notice of revocation to our Assistant Secretary, Carol A. Goudey, at the address of our principle executive offices; (ii) executing and delivering a proxy bearing a later date to our Assistant Secretary; or (iii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

Voting Rights of Stockholders

      Each outstanding share of our common stock on the record date is entitled to one vote on all matters to come before the annual meeting. As of the close of business on the record date, there were 82,416,876 shares of common stock outstanding and entitled to vote on all proposals presented at the annual meeting, held by 394 stockholders of record. The presence at the annual meeting of a majority of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent, Mellon Investor Services LLC, will tabulate votes cast by proxy. A representative of our transfer agent will act as the inspector of elections for the annual meeting and will tabulate the votes cast in person at the annual meeting.

      If you are unable to attend the annual meeting, you may vote by proxy. When your proxy card is returned properly completed, it will be voted pursuant to your instructions set forth on the proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock represented by the proxy will be voted “FOR” the director nominees and the other proposals to be presented at the annual meeting, and will be voted in the proxyholders’ discretion as to such other matters that may properly come before the annual

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meeting. If you choose to vote by proxy, then the proxy card you submit will continue to be valid at any adjournment or postponement of the annual meeting.

Required Vote for Approval

      The director nominees will be re-elected by a plurality of the votes cast. Our stockholders may not cumulate votes in the re-election of the director nominees. The amendment to our Restated Certificate of Incorporation, as amended, to change our name will require the affirmative vote of a majority of our common stock issued and outstanding. The approval of the Stratex Networks, Inc. 2002 Stock Incentive Plan and the ratification of our independent auditors for the fiscal year ending March 31, 2003 will each require the affirmative vote of a majority of our common stock present, or represented by proxy, and entitled to vote at the annual meeting.

Quorum, Abstentions and Broker “Non-Votes”

      Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained.

      As a result, with respect to proposal 1, which requires a plurality vote, and proposals 3 and 4, which require the affirmative vote of a majority of our common stock present and entitled to vote, broker “non-votes” have no effect. With respect to proposal 2, the amendment to the Restated Certificate of Incorporation, as amended, broker non-votes and shares as to which proxy authority has been withheld effectively count as votes against proposal 2, the amendment to the Restated Certificate of Incorporation, as amended. Because abstentions will be included in the tabulation of shares of our common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on proposals 3 and 4.

Cost of Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending these proxy materials to beneficial owners of our common stock. We may supplement the original solicitation of proxies by mail by solicitation by telephone, telegram or other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

      For stockholder proposals to be considered properly brought before an annual meeting, the stockholder must have given timely notice thereof in writing to our Assistant Secretary, Carol A. Goudey, at the address of our principle executive offices. To be timely for the 2003 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Assistant Secretary not less than 60 days nor more than 90 days prior to the annual meeting. However, in the event that a stockholder’s notice is given less than 70 days prior to the annual meeting or the date public disclosure of such annual meeting was made, a stockholder’s notice to be considered timely must be delivered to or mailed and received by our Assistant Secretary not less than the close of business on the tenth day following the day on which the notice of the date of such annual meeting was mailed or the date public disclosure of such annual meeting was made. A stockholder’s notice must accompany any stockholder proposal and will set forth as to each matter the

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stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Materials

      Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at our 2003 annual meeting of stockholders must be received by our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices, no later than March 10, 2003, in order to be considered for inclusion in our proxy materials for the 2003 annual meeting.

Discretionary Authority

      The proxies to be solicited by our board of directors for the 2003 annual meeting will confer discretionary authority on the proxyholders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by May 24, 2003.

PROPOSAL ONE:

ELECTION OF DIRECTORS

      At the annual meeting, six directors are nominated for re-election to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until the death, resignation or removal of such director. Our current board of directors in a board meeting on June 27, 2002, resolved that the six director nominees listed below should be nominated for re-election to serve on our board of directors following the annual meeting. Unless you attend the annual meeting in person and submit a ballot that indicates your intent to withhold your vote in favor of any or all of the director nominees listed below, or, in the alternative, mark the box on the enclosed proxy card that indicates the same intent to withhold your vote in favor of any or all of the director nominees listed below, then your proxy will be voted “FOR” the re-election of each of the director nominees listed below.

      The director nominees will be re-elected by plurality vote. In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, all proxies received by the proxyholders will be voted for any subsequent nominee named by our current board of directors to fill the vacancy created by the earlier nominee’s withdrawal from the election. As of the date of this proxy statement, our board of directors is not aware of any director nominee who is unable or will decline to serve as a director.

      In addition, in the event that additional persons are nominated for election as directors (other than the director nominees listed below), the proxyholders intend to vote all proxies received by them for the director nominees listed below.

      The following persons are nominated for election or re-election, as the case may be, to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified or until the death, resignation or removal of such director:

Name	Title	Age

Charles D. Kissner	Chairman and Chief Executive Officer	55
Richard C. Alberding	Director	71
John W. Combs	Director	55
William A. Hasler	Director	60
James D. Meindl	Director	69
V. Frank Mendicino	Director	63

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Information About Director Nominees

      Mr. Charles D. Kissner currently serves as Chairman and Chief Executive Officer. Mr. Kissner joined us as our President and Chief Executive Officer and was elected a director in July 1995 and Chairman in August 1996. He served as our Chief Executive Officer from July 1995 to May 2000 and again since October 2001. Prior to joining us, he served as Vice President and General Manager of the Microelectronics Division of M/A-COM, Inc., a manufacturer of radio and microwave communications products, from July 1993 to July 1995. Mr. Kissner currently serves on the boards of Spectrian, Inc., a supplier of high power amplifiers to wireless communications manufacturers and service providers, and SonicWALL, Inc., a company that designs, develops and manufactures Internet security solutions.

      Mr. Richard C. Alberding has served as a director since July 1993 and as Co-Chairman of our board of directors and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President responsible for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on Hewlett-Packard’s Executive Committee. Mr. Alberding currently serves on the boards of Kennametal Corporation, a machine tool company, Walker Interactive Systems, a software company, SyBase, Inc., a computer database and tools company, PCTEL, a software company, and several private companies.

      Mr. John W. Combs has served as a director since May 1997. Mr. Combs has served as Chairman and Chief Executive Officer of Littlefeet, Inc., a distributed cover technology company, since July 2001. From September 1999 to July 2001, Mr. Combs served as President and Chief Executive Officer of Internet Connect, an Internet systems provider. Mr. Combs served as President, Southwest Area, for Nextel Communications, Inc., a wireless digital communications system provider, from June 1993 to September 1999. Prior to Nextel Communications, Mr. Combs was President of Mitel Inc., a prominent manufacturer of private branch exchanges.

      Mr. William A. Hasler has served as a director since August 2001. Mr. Hasler is Vice-Chairman and a director of Aphton Corp, a biopharmaceutical company, and since 1998 has also held the position of Co-Chief Executive Officer. From 1991 to 1998, Mr. Hasler was the Dean of both the Graduate and Undergraduate Schools of Business at the University of California, Berkeley. Prior to his deanship at UC Berkeley, Mr. Hasler was the Vice Chairman of KPMG Peat Marwick. Mr. Hasler serves on the boards of Solectron Corporation, a provider of electronics manufacturing services, Walker Interactive Systems, a software company, Ditech Communications Corp., a supplier of telecommunications equipment, and Tenera, Inc., a provider of technology-based professional and technical services. He is also a Public Governor of the Pacific Exchange.

      Dr. James D. Meindl has served as a director since November 1995. Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology since 1993. Prior to his professorship, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rennselaer Polytechnic Institute, from 1986 to 1993. Dr. Meindl serves on the boards of SanDisk Corp., a company which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

      Mr. V. Frank Mendicino has served as a director since October 1998. Mr. Mendicino served as a director of Innova Corporation from July 1989 and as its Chairman from February 1992 until October 1998, when the merger of our company and Innova was consummated. Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund, since September 1983. He has served as a General Partner of Access Venture Partners, a private investment fund, since April 1999. He also serves on the boards of over 15 private companies.

      Mr. Paul S. Bachow, who served as a director since October 1998, will not stand for re-election for the upcoming year.

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Vote Required

      Assuming the presence of a quorum, our directors will be elected from the persons nominated by the affirmation vote of holders of a plurality of our outstanding common stock present in person, or represented by proxy, at the annual meeting.

Recommendation of the Board of Directors

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RE-ELECTION OF EACH OF THE DIRECTOR NOMINEES AND UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

EXECUTIVE OFFICERS

      The following table sets forth information regarding our executive officers as of March 31, 2002.

Name	Title	Age

Charles D. Kissner	Chairman and Chief Executive Officer	55
Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Secretary	57
Paul A. Kennard	Vice President, Product Development and Chief Technical Officer	51
Edward T. Gardner	Vice President, Human Resources and Administration	51

      Mr. Charles D. Kissner. See description set forth in proposal 1.

      Mr. Carl A. Thomsen joined us in February 1995 as our Vice President, Chief Financial Officer and Secretary. He was promoted to Senior Vice President in April 1999. He was previously Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor-based process control systems. Mr. Thomsen serves on the board of PCTEL, a software company.

      Mr. Paul A. Kennard joined us in April 1996 as our Vice President, Engineering. He was appointed as our Chief Technical Officer and Vice President, Corporate Marketing in October 1998. He was re-appointed as our Chief Technical Officer and appointed as Vice President, Strategy in April 2000. Prior to joining us, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, where he served as a Director of the Signal Processing Technology, and as Vice President then as Senior Vice President of Engineering for the Microwave Network Systems Division.

      Mr. Edward T. Gardner joined us in March 2001 as Vice President, Human Resources and Administration. Prior to joining us, Mr. Gardner was a private consultant in the Human Resources field from August 2000 to March 2001. Mr. Gardner held the position of Vice President of Human Resources at KLA-Tencor from March 2000 to August 2000 and at Quantum Corporation from February 1996 to March 2000.

Board Meetings and Committees

      During the fiscal year ended March 31, 2002, our board of directors held 13 meetings. During the same period, each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors held during the period for which he was a director with the exception of Mr. Hasler who attended 71%, and (ii) the total number of meetings of all committees of the board of directors on which such director served during the period for which he was a director.

      We currently have an audit committee, a compensation committee and a nominating committee. The audit committee is primarily responsible for approving the services performed by our independent public accountants and reviewing our accounting practices and system of internal accounting controls. The audit committee, which consisted of Messrs. Alberding, Bachow and Hasler during the fiscal year ended March 31, 2002, held 5 meetings during the fiscal year. In May 2000, our board of directors adopted and approved a charter for the audit committee. Our board of directors has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

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      The compensation committee is responsible for recommending and reviewing the compensation of executive officers and for administering incentive plans. The compensation committee, which consisted of Dr. Meindl, and Messrs. Combs and Mendicino during the fiscal year ended March 31, 2002, held 7 meetings during the fiscal year. The compensation committee is comprised of independent, non-employee members of our board of directors.

      The nominating committee was formed in August 2001 and met one time during fiscal year 2002. The current members of the nominating committee are Messrs. Kissner, Hasler and Mendicino. The nominating committee assists the board in selecting nominees for election to the board and monitors the composition of the board.

Compensation of Directors

      During calendar year 2001, we paid each non-employee director $1,400 in fees for each in-person meeting and $700 for each telephonic meeting attended by such director. During the same period, we also paid each director a retainer of $4,000 per quarter in cash with an option to receive in lieu of such cash payment, the equivalent of $4,500 in shares of our common stock per quarter based on the fair market value per share of our common stock on the first trading day in January of the 2001 calendar year. In addition, we paid each director who served on a committee, committee meeting fees of $750 for each in-person committee meeting and $375 for each telephone committee meeting attended by such director, unless such in-person or telephonic committee meeting was held in conjunction with a board meeting. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

      Pursuant to the provisions of our 1999 non-employee director option program, each individual re-elected as a non-employee board member at the 2001 annual meeting of stockholders, and who had been a member of our board for the prior three years, received an option grant at that time for 10,000 shares. Dr. Meindl and Messrs. Alberding and Combs received such grants. In conjunction with Mr. Hasler’s initial appointment to the board, he received an option grant at that time for 30,000 shares. Each individual re-elected as a non-employee board member at the upcoming 2002 annual meeting of stockholders, and who will have been a member of our board for the prior three years, will also receive an option grant for 10,000 shares. The shares of common stock for each periodic option grant under the program are priced at 100% of the fair market value per share on the date of grant and are fully vested and exercisable on such date. Each option granted under the program has a maximum term of five years measured from the grant date.

      Pursuant to the provisions of our 1999 non-employee director stock fee program, non-employee directors may elect to apply all or any portion of their annual retainer fee and/or meeting fees otherwise payable in cash to the purchase of shares of our common stock. Shares received by these directors in lieu of annual retainer fees vest monthly during the year after receipt so long as the individual continues to serve as one of our non-employee directors during the year. We will hold such shares in escrow and the vested shares are released in equal installments on June 30, 2002 and December 31, 2002. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or become permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period. Shares received by the non-employee directors in lieu of meeting fees vest upon issuance and are immediately exercisable.

      The price for the shares of our common stock issued in lieu of all or any portion of the annual retainer fee is priced at 100% of the fair market value per share on the first trading day in January for the year of election. The price for the shares of our common stock issued in lieu of all or any portion of the meeting fees is priced at 100% of the fair market value per share on the first trading day following such meeting. For the 2002 calendar year, Messrs. Bachow, Combs and Mendicino chose to participate in such program and have elected to receive common stock in lieu of their annual retainer fee. Each of these directors received 2,289 shares of our common stock at a purchase price of $7.86 per share. In addition, Dr. Meindl chose to receive one half of his annual retainer fee in cash and one half in shares of our common stock. He received 1,145 shares at a purchase price of $7.86 per share.

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      In October 2001, Mr. Kissner was granted an option to purchase 300,000 shares of our common stock pursuant to our 1994 stock incentive plan. The option shares are subject to performance-based vesting in five years, but vesting will be accelerated if our share price increases substantially to meet certain defined targets. This option grant is consistent with our long-term strategic growth and increasing the value of our stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table provides summary information concerning the compensation earned, by our Chief Executive Officer and each of our three other most highly compensated executive officers whose salary and bonus for the fiscal year ended March 31, 2002 were in excess of $100,000 for their services to the company, for the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000. It also provides information concerning two executive officers whose salary and bonus paid during the fiscal year ended March 31, 2002 exceeded of $100,000 but were not serving as executive officers as of the end of fiscal year 2002 due to termination of their employment with the Company. The executive officers listed below are referred to as the “Named Executive Officers.”

Summary Compensation Table

					Long-Term
					Compensation
					Awards

	Annual Compensation				Number of
					Securities
	Fiscal			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options	Compensation(3)

Charles D. Kissner(4)	2002	$456,250	—	$15,600	300,000	$5,026
Chief Executive Officer and	2001	460,000	—	14,400	500,000	4,575
Chairman of the Board	2000	437,833	$67,150	—	75,000	4,062
Sam Smookler(5)	2002	359,205	—	15,600	—	113,109
Chief Executive Officer and	2001	425,000	—	14,400	200,000	7,241
President (Former)	2000	321,333	47,393	—	60,000	6,882
Carl A. Thomsen	2002	291,667	—	9,750	45,000	5,044
Senior Vice President, Chief	2001	280,000	—	9,000	45,000	5,835
Financial Officer and Secretary	2000	237,000	28,751	—	25,000	4,401
Frank Carretta, Jr.(6)	2002	60,466	150,000	14,400	—	166,147
Senior Vice President, Worldwide	2001	324,949	150,000	14,400	35,000	5,222
Sales (Former)	2000	248,750	140,000	—	20,000	4,637
Paul A. Kennard	2002	260,417	—	9,750	35,000	4,794
Vice President, Product Development	2001	250,000	—	9,000	35,000	4,183
and Chief Technical Officer	2000	209,500	24,589	—	25,000	4,024
Edward T. Gardner(7)	2002	218,750	20,000	11,700	38,000	3,734
Vice President, Human Resources	2001	13,091	—	—	—	85
and Administration	2000	—	—	—	—	—

(1)	Our executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon individual achievement, as well as corporate performance objectives determined by our compensation committee. In addition, in the case of Mr. Carretta, he was eligible to receive an annual cash bonus based on his achievement of certain sales objectives.

(2)	“Other Annual Compensation” represents car allowances provided.

(3)	“All Other Compensation” includes (i) contributions made by us on behalf of our Named Executive Officers to our 401(k) plan for all the three fiscal years, (ii) premiums paid by us on behalf of our Named Executive Officers for group life insurance, (iii) severance payments in the amount of $106,250 made to Mr. Smookler during fiscal year 2002, and (iv) severance payments in the amount of $162,500 made to Mr. Carretta during fiscal year 2002.

(4)	Mr. Kissner was appointed as our Chairman and Chief Executive Officer in October 2001.

(5)	Mr. Smookler served as our Chief Executive Officer until October 2001.

(6)	Mr. Carretta served as our Senior Vice President, Worldwide Sales and Service until May 2001.

(7)	Mr. Gardner joined us in March 2001 as our Vice President, Human Resources and Administration.

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OPTION AND SAR GRANTS IN FISCAL YEAR ENDED MARCH 31, 2001

      The following table contains information concerning stock option grants made to each of the Named Executive Officers during the fiscal year ended March 31, 2002. All grants were made under our 1994 stock incentive plan and 1999 stock incentive plan. No stock appreciation rights were granted during such fiscal year to the Named Executive Officers.

		Individual Grants			Potential Realizable
					Value at Assumed Annual
	Number of				Rates of Stock Price
	Securities	Percentage of Total			Appreciation for Option
	Underlying	Options/SARs	Exercise or		Term(3)
	Options/SARs	Granted to Employees	Base Price
Name	Granted(#)(1)	in 2002 Fiscal Year(2)	($/Share)	Expiration Date	5% ($)	10% ($)

Charles D. Kissner	300,000 (4)	14.1%	$6.10	10/22/2011	$1,150,877	$2,916,549
Sam Smookler	—	—	—	—	—	—
Carl A. Thomsen	45,000 (5)	2.1%	$6.10	10/22/2008	111,749	260,423
Frank Carretta, Jr.	—	—	—	—	—	—
Paul A. Kennard	35,000 (5)	1.6%	$6.10	10/22/2008	86,916	202,551
Edward T. Gardner	38,000 (5)	1.8%	$6.10	10/22/2008	94,366	219,913

(1)	Options granted under the 1994 stock incentive plan have a maximum term of ten years and generally vest over a period of five years. Options granted to Mr. Kissner are subject to accelerated vesting and will vest monthly over a period of three years. Options granted under the 1999 stock incentive plan have a maximum term of seven years and generally vest 25% per year over four years beginning on the first anniversary of the date of the option grant. No options were granted to Mr. Carretta & Mr. Smookler during fiscal year 2002.

(2)	Based on a total of 2,130,000 shares of common stock granted to our employees and directors under our 1994 stock incentive plan and 1999 stock incentive plan during the fiscal year ended March 31, 2002.

(3)	The calculations of 5% and 10% annual rates of compounded stock price appreciation are mandated by the rules and regulations of the Securities and Exchange Commission. We provide no assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of our common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(4)	The option grant was made under our 1994 stock incentive plan.

(5)	The option grant was made under our 1999 stock incentive plan.

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AGGREGATED OPTION/ SAR EXERCISES

AND FISCAL YEAR-END VALUES

      The following table provides information with respect to the Named Executive Officers concerning their exercise of stock options during the fiscal year ended March 31, 2002, and the unexercised options held by them at such fiscal year end. No stock appreciation rights were exercised by any Named Executive Officer during the fiscal year ended March 31, 2002, and no stock appreciation rights were outstanding at such fiscal year end.

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options at		In-the-Money Options at
	Shares	Value	March 31, 2002		March 31, 2002(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Charles D. Kissner	—	—	486,851	836,750	$86,086	$58,695
Sam Smookler	—	—	420,263	—	—	—
Carl A. Thomsen	—	—	125,806	131,748	—	—
Frank Carretta, Jr.	—	—	160,000	—	—	—
Paul A. Kennard	—	—	106,877	114,250	16,158	—
Edward T. Gardner	—	—	12,500	75,500	—	—

(1)	Based upon the market price of the purchased shares of common stock on the exercise date less the option price paid for such shares.

(2)	Based upon the fair market value of our common stock as of March 31, 2002 ($5.44 per share), less the option exercise price paid for those shares.

Employment Agreements

      Messrs. Kissner, Thomsen and Kennard each have a written employment agreement with us.

      We entered into a renewed and restated employment agreement with Mr. Kissner in August 1998. Either the company or Mr. Kissner may terminate the agreement upon notice. However, the agreement provides that if Mr. Kissner is terminated without cause or as a result of a disability, he is entitled to receive (i) severance payment equal to his base salary at the time of termination for 36 months, paid in the form of a salary continuation over the course of the 36-month period; (ii) payment equal to three times the average annual incentive bonus received by Mr. Kissner for the previous three fiscal years; (iii) a prorated incentive bonus, if earned, for the fiscal year in which his employment was terminated, based upon the number of months he was employed during the fiscal year; (iv) payment of health insurance premiums for a period of up to 36 months, unless he and his family become entitled to enroll in a group health insurance plan of another company or organization as defined by COBRA Regulations; and (v) continued vesting of all existing and future stock options for a period of 36 months.

      Mr. Kissner may also terminate his employment if one of the following events takes place without his consent: (i) change in position resulting in a significant reduction of title or responsibilities; (ii) his compensation is reduced by more than five percent; or (iii) his principal place of employment is relocated by more than 50 miles. If Mr. Kissner terminates his employment in any of the above circumstances, he will receive the same severance payments and benefits that he is entitled to receive if his employment was terminated without cause or as a result of his disability as described above. Additionally, if Mr. Kissner’s employment is terminated by the surviving legal entity following a change of control of our company, Mr. Kissner will receive the same severance payments and benefits that he is entitled to receive if his employment was terminated without cause or as a result of his disability as described above.

      We entered into renewed and restated employment agreements with Messrs. Thomsen and Kennard, effective as of December 1998. Either the company or the respective executive officer may terminate the agreement upon notice. However, the agreement for each of these executive officers includes the following provisions: (i) if the executive officer is terminated without cause, he will be entitled to receive (a) severance pay equal to his monthly salary at the time of termination for 12 months; (b) the continued vesting of his stock options for one year from the date of his termination; and (c) a prorated incentive bonus, if earned, for

9

the fiscal year in which his employment was terminated, based upon the number of months he was in employed during the fiscal year; or (ii) if we are merged or acquired in a transaction in which there is a change of control, then the officer will be entitled to receive (a) severance pay in the amount of two times his base annual salary at the time of termination; (b) a bonus payment equal to the aggregate bonuses paid to him in the prior two fiscal years; and (b) a prorated incentive bonus, if earned, for the fiscal year in which his employment was terminated, are based upon the number of months he was employed during the fiscal year. In the event of a change of control, the executive officer will receive full vesting of all stock option grants in accordance with stock option plan documents.

Termination Agreements

      In May 2001, we entered into a separation agreement and release with Mr. Frank Carretta, Jr., our former Senior Vice President, Worldwide Sales. Pursuant to the terms of the agreement Mr. Carretta’s employment with us terminated on May 31, 2001. We agreed to pay Mr. Carretta semi-monthly base salary continuation payments in the aggregate total amount of $195,000 less applicable withholdings and deductions during the period from June 1, 2001 through May 31, 2002, and semi-monthly base salary continuation payments in the aggregate total amount of $200,000 less applicable withholdings and deductions during the period from June 1, 2002 through May 31, 2003. The vesting of Mr. Carretta’s outstanding stock options was accelerated such that options totaling 160,000 shares of our common stock were vested as of May 31, 2001. Mr. Carretta may exercise his vested options at any time prior to May 31, 2003. We agreed to retain Mr. Carretta on our medical plan until May 31, 2003 and to deduct Mr. Carretta’s portion of the health plan benefits from his base salary continuation pay. In addition, we agreed to pay for Mr. Carretta’s purchase of medical coverage available to him upon his election to receive such continued health benefits under COBRA for the period from June 1, 2003 through May 31, 2004. We also agreed to pay Mr. Carretta’s car allowance of $1,200 per month for 24 months following May 31, 2001. In addition, we agreed to extend Mr. Carretta’s coverage of life and disability insurance through and until May 31, 2003. Pursuant to the terms of the agreement Mr. Carretta will not attempt to solicit for employment any of our personnel during the period not to exceed 36 months from May 31, 2001. Mr. Carretta’s right to receive any benefits provided for in the separation agreement is conditioned on his continued agreement to (1) refrain from soliciting for employment our personnel and (2) abide by a post-employment period non-compete agreement which limits his ability to accept other employment or consulting positions or engage in other business activities that are in direct competition with us through May 31, 2003.

      In November 2001, we entered into a confidential retirement agreement and general release of claims with Mr. Sam Smookler, our former President and Chief Executive Officer. Pursuant to the terms of the agreement we agreed to pay Mr. Smookler semi-monthly base salary continuation payments in the aggregate amount of $850,000 less applicable withholdings and deductions through December 31, 2003. The vesting of Mr. Smookler’s outstanding stock options was accelerated such that options totaling 420,263 shares of our common stock were vested as of December 31, 2001. Mr. Smookler may exercise his vested options at any time prior to December 31, 2003. We agreed to pay Mr. Smookler’s car allowance of $1,200 per month for 24 months following December 31, 2001. In addition, we agreed to extend Mr. Smookler’s coverage of life and disability insurance through and until December 31, 2001. We also agreed to pay the premiums necessary to continue group health insurance coverages under COBRA for both Mr. Smookler and his spouse until June 30, 2003 or the date on which he first obtains comparable insurance coverages from another employer. If Mr. Smookler is still entitled to receive group health benefits under COBRA from us as of June 30, 2003, we will pay Mr. Smookler $1,200 per month less applicable withholding for the purpose of assisting Mr. Smookler and his spouse to obtain individual medical and dental insurance coverages until Mr. Smookler’s 65th birthday or the date on which Mr. Smookler first obtains health insurance coverage from another employer. Pursuant to the terms of the agreement, Mr. Smookler will not attempt to solicit any of our employees to terminate his/her employment with us at any time prior to December 31, 2003. Mr. Smookler’s right to receive any benefits provided for in the retirement agreement is conditioned on his continued agreement to (1) refrain from soliciting for employment our personnel and (2) abide by a post-employment period non-compete agreement which limits his ability to accept other employment or consulting positions or engage in other business activities that are in direct competition with us through December 31, 2003.

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Compensation Committee Interlocks and Insider Participation

      The compensation committee currently consists of three members of our board of directors, which are Dr. Meindl and Messrs. Combs and Mendicino. No member of this committee is a present or former officer or employee of our company or any of our subsidiaries. None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or the compensation committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own greater than 10% of our common stock, to file with the Securities and Exchange Commission, initial reports of ownership and reports of changes in beneficial ownership of our common stock. Officers, directors and greater than 10% beneficial owners are required by the Commission to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on our review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2002, all of our officers, directors and greater than 10% beneficial owners complied with applicable Section 16(a) filing requirements during the 2002 fiscal year except V. Frank Mendicino filed a late Form [4] reporting one transaction.

CERTAIN TRANSACTIONS

      In conjunction with the resumption of Mr. Kissner’s role as our Chief Executive Officer in October 2001, the board of directors authorized reimbursement to Mr. Kissner for the cost of his private aircraft when used in company business and justified by time and cost savings, and/or privacy/ security reasons. Reimbursement for the use of the aircraft is limited to actual costs incurred not to exceed the cost of a competitive private charter aircraft. In Fiscal 2002, reimbursement for the actual cost of the use of the aircraft owned by Mr. Kissner totaled $114,256. The equivalent cost of charter aircraft was approximately $185,000.

11

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 5, 2002, by (i) all persons who own beneficially more than 5% or more of our outstanding common stock, (ii) each director (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the principle address of each of the stockholders listed below is c/o DMC Stratex Networks, Inc., 170 Rose Orchard Way, San Jose, California 95134.

	Shares Beneficially		Percent Beneficially
Name	Owned(1)		Owned(2)

5% Stockholders
Kopp Investment Advisors, Inc.	13,032,697	(3)	15.8%
7701 France Avenue South, Suite 500 Edina, Minnesota 55435
State of Wisconsin Investment Board	9,207,000	(4)	11.2%
P.O. Box 7842 Madison, WI 53707
Firsthand Capital Management, Inc.	6,147,954	(5)	7.5%
125 South Market, Suite 1200 San Jose, CA 95113
Perkins, Wolf, McDonnell & Company	5,839,145	(6)	7.1%
310 S. Michigan Ave., Suite 2600 Chicago, IL 60604
Named Executive Officers and Directors
Charles D. Kissner	579,101	(7)	*
Richard C. Alberding	54,000	(8)	*
Paul S. Bachow(9)	333,504	(10)	*
John W. Combs	80,846	(11)	*
William A. Hasler	10,000	(12)	*
James D. Meindl	60,264	(13)	*
V. Frank Mendicino	116,500	(14)	*
Sam Smookler	420,263	(15)	*
Frank Carretta, Jr.	160,000	(16)	*
Carl A. Thomsen	165,055	(17)	*
Paul A. Kennard	153,627	(18)	*
Edward T. Gardner	12,500	(19)	*
All directors and executive officers as a group (10 persons)	1,565,397	(20)	1.9%

*	Less than 1%

(1)	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such shares. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of June 05, 2002 are deemed outstanding for computing the beneficial ownership of the person or group holding such option grants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person or group. There were 82,416,876 shares of our common stock outstanding on June 05, 2002.

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(3)	Kopp Investment Advisors, Inc. had shared dispositive power over 9,122,697 shares, sole disparities power over 3,250,000 shares, sole voting power over 4,194,500 shares and aggregate beneficial ownership of 12,372,697 shares. The address and number of shares of our common stock beneficially owned by Kopp Investment Advisors, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 1, 2002. According to this Schedule 13G, Kopp Investment Advisors, Inc. is a wholly-owned subsidiary of Kopp Holding Company, which also reported aggregate beneficial ownership of 12,372,697 shares. The filing also stated that Kopp Holding Company is wholly owned by Leroy C. Kopp, who on such filing reported sole voting and disparities power over 660,000 shares in addition to the shares that may be deemed beneficially owned by Kopp Investment Advisors, Inc.

(4)	The address and number of shares of our common stock beneficially owned by the State of Wisconsin Investment Board is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 12, 2002.

(5)	The address and number of shares of our common stock beneficially owned by Firsthand Capital Management, Inc. is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on January 28, 2002.

(6)	Perkins, Wolf, McDonnell & Company had shared dispositive power and voting over 5,633,225 shares; sole voting and disparities power over 205,920 shares and aggregate beneficial ownership of 5,839,145 shares. The address and number of shares of our common stock beneficially owned by Perkins, Wolf, McDonnell & Company is based on the Schedule 13G as filed with the U.S. Securities and Exchange Commission on February 26, 2002.

(7)	Includes 579,101 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(8)	Includes 48,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(9)	Mr. Paul S. Bachow, who served as a director since October 1998, will not stand for re-election for the upcoming year.

(10)	Includes 52,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(11)	Includes 62,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(12)	Includes 10,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(13)	Includes 57,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(14)	Includes 10,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(15)	Includes 420,263 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(16)	Includes 160,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(17)	Includes 165,055 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(18)	Includes 143,627 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(19)	Includes 12,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

(20)	Includes an aggregate of 1,140,283 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of June 05, 2002.

13

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The audit committee is primarily responsible for approving the services performed by the company’s independent public accountants and reviewing the company’s accounting practices and system of internal accounting controls. The audit committee is comprised of independent, non-employee members of the company’s board of directors.

      The audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with the company’s management.

2. The audit committee has discussed with Arthur Anderson LLP, the company’s independent public accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 regarding communication with audit committees.

3. The audit committee has received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 regarding independence discussions with audit committees, and has discussed with Arthur Andersen LLP their independence from the company.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the board of directors of the company, and the board of directors has approved, that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended March 31, 2002, for filing with the Securities and Exchange Commission.

5. The audit committee considered whether the professional services provided by Arthur Andersen LLP, other than its audit of the company’s annual financial statements and reviews of quarterly financial statements, was compatible with maintaining such auditor’s independence from the company.

Audit Fees Billed to the Company by Arthur Andersen LLP for the Fiscal Year Ended March 31, 2002

      Fees billed to the company by Arthur Andersen LLP for its annual audit of the company’s financial statements included in the company’s annual report on Form 10-K for the fiscal year ended March 31, 2002, and for review of the financial statements included in the company’s quarterly reports on Form 10-Q during the fiscal year ended March 31, 2002 totaled approximately $350,000. Arthur Andersen LLP did not perform any financial information systems design or implementation services for the company for the fiscal year ended March 31, 2002.

      Fees billed to the company by Arthur Andersen LLP for all other non-audit services rendered to the company, including tax-related services and internal audit services, totaled approximately $310,000.

      Submitted by the audit committee of the company’s board of directors for the fiscal year ended March 31, 2002:

Mr. Richard C. Alberding
Mr. William A. Hasler
Mr. Paul S. Bachow

14

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The compensation committee has the authority and responsibility to approve the overall compensation strategy for the company, to administer the company’s annual and long-term compensation plans and to review and make recommendations to the company’s board of directors regarding executive compensation. The compensation committee is comprised of independent, non-employee members of the company’s board of directors.

General Compensation Policy

      The compensation committee’s overall policy is to offer the company’s executive officers competitive compensation opportunities. The compensation committee utilizes competitive data and summaries provided by Radford Associates and the American Electronics Association to develop compensation recommendations competitive with other companies in the communications industry. The compensation committee’s objectives are to (i) create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results, (ii) focus management on maximizing stockholder value through stock-based compensation aligned to stockholders’ return, and (iii) provide compensation opportunities dependent upon the company’s performance relative to its competitors and changes in its own performance over time.

      The compensation committee is authorized (i) to establish and maintain compensation guidelines for salaries and merit pay increases throughout the company, and (ii) to make specific recommendations to the company’s board of directors concerning the compensation of executive officers of the company, including the Chief Executive Officer. The compensation committee also administers the company’s stock option plans and the company’s retirement and savings plan.

Factors

      The primary factors considered in establishing the components of each executive officer’s compensation package for the fiscal year ended March 31, 2002 are summarized below. The compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary

      The base salary for each executive officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Generally, company performance and profitability are not taken into account in establishing base salary. The company’s salary ranges are established by using the 75th percentile of the survey data as the midpoint of the company’s salary range. Given that midpoint, the compensation ratios paid to the executive officers for the fiscal year ended March 31, 2002 ranged from the 79th percentile, at the low end, to the 100th percentile, at the high end, of the company’s salary range. A number of adjustments were made to the surveyed compensation data for the industry to reflect differences in management style, organizational structure, corporate culture, geographic location, product development stage and market capitalization between the company and the surveyed entities. As a result of these adjustments, there is not a meaningful correlation between the companies in the industry which were taken into account for comparative compensation purposes and the companies included in the industry group index which appears later in this proxy statement for purposes of evaluating the price performance of the company’s common stock. See “Stock Performance Graph.”

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Annual Incentive Compensation

      Specific financial and organizational objectives, including the company’s operating profit, revenues, sales goals and return on equity, were established as the basis for the incentive bonuses to be paid to the executive officers of the company for the fiscal year ended March 31, 2002. Specific bonus awards, set as a target percentage of salary, were established for each executive officer’s position and were to be earned on the basis of achieving specified corporate goals and the accomplishment of specific individual objectives. The corporate goals for the fiscal year ended March 31, 2002 were not met; therefore, no incentive bonus was paid to any executive officer for the fiscal year ended March 31, 2002.

Long-Term Stock-Based Incentive Compensation

      Generally, the compensation committee awards stock options to each of the company’s executive officers following the initial hiring and from time to time thereafter. The option grants are designed to align the interests of the executive officers with those of the company’s stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. In furtherance of this policy, the company has implemented the 1994 stock incentive plan and the 1999 stock incentive plan to serve as a comprehensive equity incentive program for the company’s executive officers and other key employees.

      Generally, the size of the option grant made to each executive officer is set at a level which the compensation committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company. However, the compensation committee also takes into account comparable awards to individuals in similar positions with companies in the industry, as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the committee’s discretion. Each of Messrs. Kissner, Thomsen, Kennard and Gardner received stock option grants in fiscal year 2002.

      Each grant allows the executive officer to acquire shares of common stock at a fixed price per share (which is the fair market price on the grant date) over a specified period of time (up to 10 years under the 1994 stock incentive plan and seven years under the 1999 stock incentive plan). Options granted during fiscal year 2002 under the 1994 stock incentive plan will generally become exercisable in installments over a five-year period, contingent upon the executive officer’s continued employment with the company. Options granted under the 1999 stock incentive plan will generally become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the company. Accordingly, the options will provide a return to the executive officer only if he or she remains in the company’s employment, and then only if the market price of the common stock appreciates over the option term.

CEO Compensation

      The compensation committee established Mr. Kissner’s base salary with the objective of maintaining the competitiveness of Mr. Kissner’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Kissner’s base salary, it was the compensation committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the company’s performance factors. Mr. Kissner’s base salary for fiscal year 2002 was set at the 79th percentile of the salary data surveyed for other chief executive officers of companies in the industry. This reflects a $50K reduction in base salary from Mr. Kissner’s prior year’s compensation. In connection with his appointment as the new Chief Executive Officer of the company, Mr. Kissner received during fiscal 2002 an option to purchase 300,000 shares of the company’s common stock under the 1994 stock incentive plan in fiscal year 2002.

      The compensation committee established Mr. Smookler’s base salary with the objective of maintaining the competitiveness of Mr. Smookler’s base salary with salaries paid to similarly situated chief executive officers. With respect to Mr. Smookler’s base salary, it was the compensation committee’s intent to provide

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him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by the company’s performance factors. Mr. Smookler’s base salary for fiscal year 2002 was set at the 82nd percentile of the salary data surveyed for other chief executive officers of companies in the industry. During fiscal year 2002, Mr. Smookler did not receive options to purchase shares of the company’s common stock.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of a company’s executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to the company’s executive officers in fiscal year 2002 did not exceed the $1 million limit per officer. At the 1994 annual meeting of stockholders, the stockholders approved the implementation of the 1994 stock incentive plan under which the number of shares of common stock for which any one individual participating in the 1994 stock incentive plan may be granted stock options, stock appreciation rights or direct stock issuances is limited to one million shares over the term of the plan. As a result of this limitation and certain other administrative provisions of the 1994 stock incentive plan, any compensation deemed paid to a covered executive officer in connection with the exercise of stock options or stock appreciation rights granted under the 1994 stock incentive plan with an exercise price equal to the market price of the shares covered by the option or stock appreciation right on the grant date will qualify as performance-based compensation.

      The 1999 stock incentive plan also contains limits on the number of stock options a participant may receive in any fiscal year, as well as certain other administrative provisions, so that the compensation attributable to the exercise of stock options under the 1999 incentive stock plan will qualify as performance-based compensation.

      The compensation committee does not expect that the compensation to be paid to the company’s covered executive officers for the fiscal year 2003 will exceed the $1 million limit per officer. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available thereunder, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the company’s 1994 stock incentive plan and 1999 stock incentive plan.

      Submitted by the compensation committee of the company’s board of directors:

Mr. John W. Combs
Dr. James D. Meindl
Mr. Frank Mendicino

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STOCK PERFORMANCE GRAPH

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any of our previous or future filings under the Securities Act or the Exchange Act.

      The following graph compares the yearly percentage changes in the cumulative total stockholder return on our common stock with the cumulative total return on the Dow Jones Equity Market Index and the Dow Jones Communications Technology Index during the five fiscal years ended March 31, 2002. The comparison assumes $100 was invested on March 31, 1997 in our common stock and in each of the foregoing indices and assumes reinvestment of any dividends. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPARISON OF 5-YEAR CUMULATIVE RETURN

AMONG
DMC STRATEX NETWORKS, INC.
DOW JONES EQUITY MARKET INDEX AND
DOW JONES U.S. COMMUNICATIONS TECHNOLOGY INDEX

(PERFORMANCE GRAPH)

			DOW JONES US
	DMC STRATEX	DOW JONES US TOTAL	COMMUNICATIONS
	NETWORKS, INC.	MARKET	TECHNOLOGY

3/97	100.00	100.00	100.00
3/98	153.25	147.65	157.30
3/99	87.01	169.35	248.68
3/00	351.95	207.86	551.67
3/01	86.23	158.27	139.87
3/02	56.62	160.34	97.84

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PROPOSAL TWO:

AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

TO CHANGE OUR NAME FROM DMC STRATEX NETWORKS, INC. TO
STRATEX NETWORKS, INC.

      The board of directors has approved and recommends that our stockholders approve a proposal to change the name of the Company to “Stratex Networks, Inc.” Our name change will be accomplished by amending our Restated Certificate of Incorporation, as amended. The board of directors believes that the change of our name is in the best interests of the company and our stockholders because it will be a more readily identifiable brand name for customers and potential customers who purchase our products and for stockholders and potential stockholders who purchase our shares. We also believe the name Stratex Networks, Inc. is more identifiable with our trading symbol, STXN.

      If the amendment were adopted, Article 1 of our Restated Certificate of Incorporation, as amended, would be amended to read as follows:

“The name of this Corporation is Stratex Networks, Inc.”

      In addition, all other references to our corporate name in our Restated Certificate of Incorporation, as amended, would be changed to “Stratex Networks, Inc.” The approval of the name change will not affect in any way the validity of currently outstanding stock certificates and will not require our stockholders to surrender or exchange any stock certificates that they currently hold.

      The board of directors has sole discretion as to whether to file the proposed amendment of the Restated Certificate of Incorporation, as amended. If the name change is not effected by the first anniversary of this annual meeting, the board’s authority to effect the name change will terminate and stockholder approval would again be required prior to implementing any name change.

Vote Required

      The affirmative vote of the holders of a majority of our common stock, issued and outstanding, is required to approve the amendment to our Restated Certificate of Incorporation, as amended, to change our name from DMC Stratex Networks, Inc. to Stratex Networks, Inc.

Recommendation of the Board of Directors

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE SUCH AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED.

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PROPOSAL THREE:

APPROVAL OF THE STRATEX NETWORKS, INC. 2002 STOCK INCENTIVE PLAN

      Our stockholders are being asked to vote on the Stratex Networks, Inc. 2002 stock incentive plan. The 2002 stock incentive plan currently provides for the issuance of stock options and grants of our common stock covering up to 10,000,000 shares of our common stock. Our board of directors has determined that the proposed 2002 stock incentive plan is in our best interests and in the best interests of our stockholders. Our board of directors believes that our long-term success is dependent upon our ability to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to the company.

      A general description of the principal terms of the 2002 stock incentive plan is set forth below. However, the summary does not purport to be a complete description of all of the provisions of the 2002 stock incentive plan. Any stockholder who wishes to obtain a copy of the actual plan document may obtain a copy by writing to the address of our principle executive offices, Attention: Laura A. Graves, Director of Investor Relations.

General Description

      The 2002 stock incentive plan was approved by our board of directors in June 2002. The purposes of the 2002 stock incentive plan are to give our employees and others who perform substantial services for the company an incentive, through ownership of our common stock, to continue in their service, and to help the company compete effectively with other enterprises in the industry to attract qualified individuals. The 2002 stock incentive plan permits the grant of awards to our directors, officers, consultants and other employees, as well as the directors, officers, consultants and employees of a parent company or subsidiary.

Administration

      The 2002 stock incentive plan is administered by the administrator, defined as either our board of directors or a committee designated by our board. We intend for the compensation committee of our board of directors to administer the 2002 stock incentive plan. The compensation committee is constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and is comprised solely of two or more “outside directors” as defined under Internal Revenue Code Section 162(m) and its applicable tax regulations. For grants of awards to individuals not subject to Rule 16b-3 and the Internal Revenue Code Section 162(m), our board of directors may authorize one or more officers to grant such awards.

Amendment and Termination

      Our board of directors may amend, suspend or terminate the 2002 stock incentive plan at any time. To the extent necessary to comply with applicable provisions of Federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any amendment to the 2002 stock incentive plan in such a manner and to such a degree as required. In addition, the reduction of the exercise price of any option awarded under the 2002 stock incentive plan will be subject to stockholder approval and such provision may not be amended without stockholder approval. Furthermore, no amendment, suspension or termination shall adversely affect any rights under outstanding awards without the grantee’s consent. The 2002 stock incentive plan will terminate in August 2009, unless previously terminated by our board of directors.

Terms & Conditions of Awards

      The 2002 stock incentive plan permits the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code only to our employees or employees of a parent company or subsidiary. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2002 stock incentive plan, awards may be granted to such employees, directors or consultants who

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are residing in foreign jurisdictions as the administrator may determine from time to time. In addition, awards of unrestricted or restricted stock may be granted to employees, directors and consultants, provided that no more than 1,200,000 shares of our common stock reserved under the 2002 stock incentive plan may be issued in connection with awards other than stock options.

      The 2002 stock incentive plan authorizes the administrator to select the employees, directors and consultants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock issuable under each award, to approve award agreements for use under the 2002 stock incentive plan, to construe and interpret the terms of the 2002 stock incentive plan and awards granted thereunder, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to take such other actions not inconsistent with the 2002 stock incentive plan. Notwithstanding the foregoing, the term of an award may not be for more than 7 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary). Additionally, in no event may any participant in the 2002 stock incentive plan be granted stock options for more than 750,000 shares in any fiscal year. However, in connection with his or her initial commencement of service with us, a participant in the 2002 stock incentive plan may be granted stock options for up to an additional 750,000 shares, which shares will not count against the limit set forth in the previous sentence.

      The 2002 stock incentive plan authorizes the administrator to grant options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of our stock or the stock of a parent company or subsidiary) of the fair market value of the common stock on the date of the option grant. The exercise price of awards intended to qualify as performance-based compensation for purposes of the Internal Revenue Code, Section 162(m), will be not less than 100% of the fair market value. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock or, in certain circumstances, with such documentation as the administrator and the broker, if applicable, will require to effect an exercise of an award and delivery to us of the sale or loan proceeds required to pay the exercise price. The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

      The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in our favor as specified in the agreements to be issued under the 2002 stock incentive plan; provided, however, that no awards to employees will be exercisable for fully vested shares prior to the first anniversary of the grant date. The administrator has the authority to accelerate the vesting schedule of awards so that they become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a change in control, as defined in the 2002 incentive stock plan. In the event of a corporate transaction, as defined in the 2002 incentive stock plan, each outstanding award will become fully vested and exercisable unless the award is assumed by the successor company or its parent or is replaced with a comparable award. Effective upon the consummation of the corporate transaction, all outstanding awards under the 2002 stock incentive plan will terminate unless assumed by the successor company or its parent.

      Under the 2002 stock incentive plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the 2002 stock incentive plan permits the designation of beneficiaries by holders of incentive stock options. Other awards are transferable by will or by the laws of descent and distribution, and during the grantee’s lifetime, by gift and/or pursuant to a domestic relations order to the grantee’s immediate family to the extent and in the manner permitted by the administrator.

      Under the 2002 stock incentive plan, the administrator may establish one or more programs under the 2002 stock incentive plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The administrator also may establish under the 2002 stock incentive plan, separate programs for the grant of particular forms of awards to one or more classes of grantees.

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Equity Incentive Programs for Non-Employee Directors

      The 2002 stock incentive plan contains two separate equity incentive programs: (i) a non-employee director option program under which option grants will be made at specified intervals to non-employee directors of our board of directors; and (ii) a non-employee director stock fee program under which non-employee directors of our board may elect to apply all or a portion of their annual retainer and meeting fees to the purchase of shares of our common stock. The implementation and use of any of these equity incentive programs is within the sole discretion of the administrator for the 2002 stock incentive plan.

Non-Employee Director Option Program

      On or after the date of the 2002 annual meeting of stockholders, each individual who first becomes a non-employee director of our board of directors, whether through election by the stockholders or appointment by our board of directors, will automatically be granted at the time of such initial election or appointment, an option grant to purchase 30,000 shares of our common stock under the non-employee director option program. Subsequently, on the date of each annual stockholders meeting commencing with the 2002 annual meeting of stockholders, each individual who is re-elected to serve as a non-employee director of our board of directors, and who has served for at least three years as a non-employee director at the time of such annual meeting, will automatically be granted a stock option to purchase an additional 10,000 shares of our common stock. On or after a capitalization event affecting our common stock, the administrator, in its sole discretion, may determine whether to adjust the number of shares issued under options under the non-employee director option program.

      Under the non-employee director option program, the exercise price per share will be equal to 100% of the fair market value per share of our common stock on the automatic grant date. Each option will have a maximum term of five years from the automatic grant date. The 30,000 shares of common stock under the initial stock option grant are immediately exercisable, but any purchased shares are subject to repurchase by us until vested, at the exercise price paid per share, upon the grantee’s cessation of service as a non-employee director. The option shares vest and our repurchase rights lapses with respect to the shares subject to the option in three equal annual installments over the non-employee director’s period of service, with the first such installment to vest on the first anniversary of the automatic grant date. The 10,000 shares of our common stock under each subsequent stock option grant are fully vested and any purchased shares are not subject to repurchase by us.

      In the event of a corporate transaction, as defined in the 2002 stock incentive plan, each option which is at the time outstanding under the non-employee director option program automatically will become fully vested and exercisable immediately prior to the effective date of such corporation transaction. Effective upon the consummation of the corporate transaction, all outstanding options under the non-employee director option program will terminate; provided, all such options will not terminate if, in connection with the corporate transaction, they are assumed by the successor corporation or parent thereof.

      In the event of a change of control, as defined in the 2002 stock incentive plan, each option which is at the time outstanding under the non-employee director option program automatically will become fully vested and exercisable immediately prior to the effective date of such change of control. Each such option will remain exercisable until the expiration or sooner termination of the applicable option term.

Director Stock Fee Program

      Under the director stock fee program, each individual serving as a non-employee director of our board of directors will be eligible to elect to apply all or any portion of the annual retainer and meeting fees otherwise payable in cash to such non-employee director to the purchase of shares of our common stock. The non-employee director must make the stock election no later than December 31 of the immediately preceding calendar year for which the election to participate in the director stock fee program is to be in effect. The election, once properly filed with the administrator of the 2002 stock incentive plan, will be irrevocable.

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      On the first trading day in January of the calendar year for which the election is in effect, the portion of the annual retainer fees subject to such election will automatically be applied to the purchase of shares of our common stock by dividing such portion of the annual retainer fees by the fair market value per share of our common stock on that trading day. The number of issuable shares is rounded down to the next whole share, and the issued shares will be held in escrow by our company secretary as partly paid shares until the shares have vested. The non-employee director who receives such shares has full stockholder rights, including voting, dividend and liquidation rights, with respect to all issued shares held in escrow, but such shares are not assignable or transferable while they remain unvested.

      Upon completion of each calendar month of service as a non-employee director during the year for which the election is in effect, such non-employee director of our board will vest in one-twelfth of the shares subject to the option, and the stock certificate for those shares will be released from escrow. Immediate vesting of all the issued shares will occur in the event the non-employee director dies or become permanently disabled during such non-employee director’s period of service, or a corporate transaction or change of control, both as defined in the 2002 stock incentive plan, occurs during such period. Upon the non-employee director’s cessation of service prior to vesting in one or more monthly installments of the issued shares, then those unvested shares will be canceled by us, and the non-employee director will not be entitled to any cash payment or other consideration from us with respect to the canceled shares and will have no further stockholder rights with respect to such shares.

      On the first trading day following any meeting, in a calendar year for which the election is in effect, the portion of the meeting fees subject to such election will automatically be applied to the purchase of shares of our common stock by dividing such portion of the meeting fees by the fair market value per share of our common stock on that trading day. The number of issuable shares will be rounded down to the next whole share, and the shares will be issued as soon as practicable to the non-employee director.

Certain Federal Tax Consequences

      The grant of a non-qualified stock option under the 2002 stock incentive plan will not result in any federal income tax consequences to the grantee or to us. Upon exercise of a non-qualified stock option, the grantee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the grantee, subject to the requirement of reasonableness, certain limitations imposed by Internal Revenue Code Section 162(m) and the satisfaction of withholding obligations. Any gain or loss on the grantee’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We are not entitled to receive an income tax deduction for any such gain.

      The grant of an incentive stock option under the 2002 stock incentive plan will not result in any federal income tax consequences to the grantee or to us. A grantee recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we will not receive a deduction at the time of exercise. The Internal Revenue Service recently issued proposed regulations that would subject grantees to withholding at the time grantees exercise an incentive stock option for Social Security and Medicare based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of incentive stock options on or after January 1, 2003. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the grantee has held the shares of common stock. If the grantee does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the grantee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any tax deduction under these circumstances.

      If the grantee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition

23

and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a tax deduction equal to the amount of ordinary income recognized by the grantee, subject to the requirement of reasonableness and certain limitations imposed by Internal Revenue Code Section 162(m).

      The exercise of an incentive stock option may increase a grantee’s alternative minimum tax. The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a grantee’s alternative minimum tax liability exceeds such grantee’s regular income tax liability, the grantee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the grantee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Internal Revenue Code Section 162(m), the requirement of reasonableness and the satisfaction of withholding obligations. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on whether the shares are held for more than one year and depending on how long the stock has been held since the restrictions lapsed. We are not entitled to receive a tax deduction for any such gain.

      Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The election must be made within thirty days from the time the restricted stock is issued.

      The foregoing is only a summary of the federal income tax consequences of 2002 stock incentive plan transactions, and is based upon federal income tax laws in effect on the date of this proxy statement. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax consequences of a grantee’s death or the tax laws of any municipality, state or foreign country to which the grantee may be subject.

Amended Plan Benefits

      As of the date of this proxy statement, no executive officer or director, and no associate of any executive office or director, has been granted an option to purchase shares under the 2002 stock incentive plan. The benefits to be received pursuant to the adoption of the 2002 stock incentive plan by our executive officers, directors and employees are not determinable at this time.

Vote Required

      The affirmative vote of the holders of a majority of our common stock, present in person or represented by proxy at the annual meeting and entitled to vote, is required to approve the 2002 stock incentive plan.

Recommendation of the Board of Directors

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE 2002 STOCK INCENTIVE PLAN AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE 2002 STOCK INCENTIVE PLAN.

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Other Equity Compensation Plan Information

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2002, including the 1994 stock incentive plan, the 1996 non-officer employee stock option plan, the 1998 non-officer employee stock option plan and the 1999 stock incentive plan. The table does not include information about the proposed 2002 stock incentive plan which has not yet been approved by stockholders and no grants have been made under the 2002 stock incentive plan.

			(c)
			Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (a))

Equity compensation plans approved by security holders(1)	7,024,314	$13.21	3,869,110
Equity compensation plans not approved by security holders(2)	753,150	$9.32	44,901
Total	7,777,464		3,914,011

(1)	Issued under the 1994 stock incentive plan and the 1999 stock incentive plan.

(2)	Issued under the 1996 non-officer employee stock option plan and the 1998 non-officer employee stock option plan which are described below.

      In April 1996, we adopted the 1996 non-officer employee stock option plan. The 1996 non-officer employee stock option plan authorizes 1,000,000 shares of common stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1996 non-officer employee stock option plan is administered by the compensation committee. The 1996 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

      In November 1997, we adopted the 1998 non-officer employee stock option plan, which became effective on January 2, 1998. The 1998 non-officer employee stock option plan authorizes 500,000 shares of common stock to be reserved for issuance to non-officer employees as an incentive to continue to serve with us. The 1998 non-officer employee stock option plan is administered by the compensation committee. The 1998 non-officer employee stock option plan will terminate on the date on which all shares available have been issued.

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PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

      Our board of directors has appointed the firm of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2003.

      Although the appointment of Deloitte & Touche LLP is not required to be submitted to a vote of our stockholders, our board of directors believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent auditors for the fiscal year ending March 31, 2003. In the event our stockholders fail to ratify the appointment of Deloitte & Touche LLP, our board of directors will reconsider its selection. Even if the selection is ratified, our board of directors in its discretion may direct the appointment of different independent auditors at any time during the fiscal year if the board believes that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

      The affirmative vote of the holders of a majority of our common stock, voting in person, or represented by proxy, at the annual meeting, is required to ratify the appointment of Deloitte & Touche LLP.

Presence at the Annual Meeting

      We anticipate that a representative of Deloitte & Touche LLP will be present at the annual meeting. The representative will be given the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to questions submitted, either orally or in writing, at the annual meeting.

Recommendation of the Board of Directors

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2003 AND UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS RATIFY THE SELECTION.

OTHER MATTERS

Annual Report

      Our annual report for the fiscal year ended March 31, 2002 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

      We filed an annual report on Form 10-K for the fiscal year ended March 31, 2002 with the Securities and Exchange Commission on May 15, 2002. Stockholders may obtain a copy of the annual report on Form 10-K, without charge, by writing to our Assistant Secretary, Carol A. Goudey, at the address of our principal executive offices located at 170 Rose Orchard Way, San Jose, California 95134.

26

Other Business

      Our board of directors is not aware of any other matter that may be presented for consideration at the annual meeting. Should any other matter properly come before the annual meeting for a vote of the stockholders, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in our best interests.

By Order of the Board of Directors

CHARLES D. KISSNER
Chairman and Chief Executive Officer

San Jose, California

July 10, 2002

27

Appendix A

Annual Report to Stockholders

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Factors That May Affect Future Financial Results” and elsewhere in this Annual Report.

Overview

      We design, manufacture, and market advanced wireless solutions for worldwide telephone network interconnection and access. DMC Stratex Networks, Inc. was founded in 1984. Since inception, we have shipped over 237,000 microwave radios worldwide.

      We have equipment installed in over 90 countries, and a significant percentage of our revenue is derived from sales outside the United States. Our revenues from sales for equipment and services outside the United States were 92% in Fiscal 2002, 69% in Fiscal 2001 and 79% in Fiscal 2000.

Critical Accounting Policies and Estimates

      The preparation of our consolidated financial statements in accordance with generally accepted accounting principles requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period reported. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Management bases their estimates and judgments on historical experience, market trends, and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of our consolidated financial statements.

      Revenue Recognition. We recognize revenue pursuant to Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

      In accordance with SAB 101, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Service revenue, which is less than 10% of net sales for Fiscal 2002, 2001 and 2000 is recognized when the related services are performed.

      At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of revenue. Our standard warranty is generally for a period of 27 months from the date of sale (which includes 3 months for installation either by us or the buyer) and our warranty accrual represents our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. If our actual warranty costs are greater than the accrual, cost of revenues will increase in the future.

      Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. We regularly monitor inventory quantities on hand and record a provision for excess and obsolete inventories based primarily on our estimated forecast of future product demand and production requirements for the next three to six months. Included in cost of revenues are $1.3 million, $1.9 million and $3.3 million for Fiscal 2002, 2001 and 2000 inventory provisions. In recent quarters, demand for our products has been adversely affected as a result of the current recession and reduced capital spending. As demonstrated during Fiscal 2002, a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. During Fiscal 2002, we recorded additional inventory and other valuation charges of $102.7 million, which consisted of a $9.4 million charge for purchase commitments, a $1.9 million charge for loss on impairment of manufacturing equipment and charges of $91.4 million for the value of excess inventories. If actual market conditions are less favorable than our assumptions, additional reserves may be required. Although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand or technological developments would significantly impact the value of our inventory and our reported operating results. Our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventory. In the future, if our inventory is determined to be overvalued, we would be required to recognize such costs in our cost of revenue at the time of such determination. If our inventory is determined to be undervalued, we may have overstated our cost of revenue in previous periods and would be required to recognize additional operating income at the time of sale. This reserve is reflected as a reduction to inventory in the accompanying consolidated balance sheets.

      Valuation of Long-lived Assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” we continually review our long-lived assets to evaluate whether conditions have occurred that would suggest a permanent impairment of carrying value. There were impairment losses of approximately $7.9 million during Fiscal 2002 on our equity investments in certain marketable and non-marketable securities. In addition, we recorded $1.9 million impairment loss on manufacturing equipment as inventory and other valuation charges. During Fiscal 2002, we also recorded impairment loss of $2.5 million as restructuring charges, which included a $0.4 million loss on impaired goodwill, and a $2.1 million impairment loss on property and equipment due to closure of our Seattle, Washington facility operations.

      Concentration of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and trade receivables. We have cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy with a short-term bond rating of A/ A2 or better or a long-term bond rating of A or better. Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject us to concentration of credit risk. One customer accounted for approximately 15% of net sales for Fiscal 2002. Three customers accounted for approximately 16%, 15% and 12%, respectively, of the total accounts receivable balance at the end of the Fiscal 2002. No other customer accounted for more than 10% of the total accounts receivable balance at the end of Fiscal 2002. We actively market and sell products in Africa, Asia, Europe, the Middle East and the Americas. We perform on-going credit evaluations of our customers’ financial conditions and generally require no collateral, although sales to our customers in Asia, Eastern Europe and the Middle East are primarily paid through letters of credit. We maintain a reserve for doubtful accounts, to be used for estimated losses that could result from the inability of our customers to make the required payments. We evaluate our reserve for doubtful accounts based on the aging of our accounts receivable, the financial condition of our customers and their payment history, our historical write-off experience and other assumptions.

      Purchase Commitments. We currently subcontract substantially all of our manufacturing. As of March 31, 2002, we were committed to purchase approximately $26.6 million of inventory from our suppliers over the next five months. If actual demand of our products is below the projections, we may have excess inventory as a result of our purchase commitments for long lead-time components with our contract manufacturers. This would be recorded as additional provisions for excess inventory as a component of cost of revenue.

Results of Operations

      The following table sets forth the percentage relationships of certain items from our Consolidated Statements of Operations, as a percentage of net sales for the periods indicated:

	Years Ended March 31,

	2002	2001	2000

Net sales	100.0%	100.0%	100.0%
Cost of sales	80.6	69.1	69.8
Inventory valuation charges	44.9	3.7	—

Gross profit (loss)	(25.5)	27.2	30.2
Research and development	8.1	5.7	8.1
Selling, general and administrative	25.6	15.1	17.3
Restructuring and receivable valuation charges	10.7	5.3	—

Income (loss) from operations	(69.9)	1.1	4.8
Write down of investments and other assets	(3.5)	(3.3)	—
Interest income and other expenses, net	0.2	0.8	0.5
Interest expense	—	—	(0.3)

Income (loss) before provision for income taxes	(73.2)	(1.4)	5.0
Provision for income taxes	0.6	0.3	1.0

Net income (loss)	(73.8)%	(1.7)%	4.0%

     Year Ended March 31, 2002 Compared to the Year Ended March 31, 2001

      Net Sales. Net sales for Fiscal 2002 decreased to $228.8 million, compared to $417.7 million reported in Fiscal 2001. This decrease was due to continued tightening of the capital markets and slowdown in the telecommunications industry throughout Fiscal 2002, as well as decreased sales to competitive local exchange carriers (CLECs) in the United States due to the collapse of the CLEC business. Compared to Fiscal 2001, revenues of all product lines have decreased. Our Altium® product line net sales experienced a significant decrease to $46.3 million in Fiscal 2002, from $109.1 million in Fiscal 2001. This decrease is primarily due to customers delaying high capacity needs, in favor of using lower cost mid-capacity products to meet near term needs. Net sales of our SpectrumTM II product line decreased to $37.6 million in Fiscal 2002 from $104.7 million in Fiscal 2001, primarily due to the product continuing towards its planned end of life. We expect sales of our Spectrum II product will continue to decline in absolute dollars. Our XP4TM product line net sales decreased to $87.0 million in Fiscal 2002, from $131.8 million in Fiscal 2001. Net sales of our DXR® product line decreased to $29.2 million in Fiscal 2002 from $35.6 million in Fiscal 2001. Service and other revenue was $27.3 million in Fiscal 2002, compared to $31.5 million in Fiscal 2001. Though the product revenue in Fiscal 2002 has declined significantly as compared to Fiscal 2001, service and other revenue has not experienced a comparable decline. This is primarily due to an increase in service contracts and projects as a result of our increased efforts to position ourselves as a complete solutions provider in the market.

      The decrease in net sales for Fiscal 2002 compared to Fiscal 2001 occurred across all geographic regions. Net sales in the Americas region decreased significantly to $62.8 million in Fiscal 2002 from $214.4 million in Fiscal 2001. Sales to Europe also decreased significantly to $56.4 million in Fiscal 2002 from $84.3 million in Fiscal 2001. Sales to the Middle East also decreased to $14.8 million in Fiscal 2002 from $17.8 million in Fiscal 2001. Net sales in the Asia/ Pacific region decreased to $73.4 million in Fiscal 2002 from $77.2 million in Fiscal 2001. Net sales to Africa in Fiscal 2002 decreased to $21.4 million as compared to $24.0 million in Fiscal 2001. Net sales to U.S. customers, included in the Americas region, decreased to $17.6 million in Fiscal 2002, compared to $130.2 million in Fiscal 2001, primarily as a result of decreased sales to CLECs. Net sales to Mexico, included in the Americas region, decreased to $12.3 million in Fiscal 2002, compared to $40.5 million in Fiscal 2001, primarily due to a decrease in capital expenditures by our customers in that region. Net sales to China, included in the Asia/ Pacific region, experienced a slight increase to $36.8 million in Fiscal 2002 from $35.4 million in Fiscal 2001, primarily because the network deployment in that region was not affected significantly by the slowdown in the global economy. For the year ended March 31, 2002, one of our customers accounted for 15% of our net sales for the year and two customers accounted for 19% and 15% of our backlog as of March 31, 2002, respectively.

      During Fiscal 2002, we received $258.2 million in new orders compared to $492.8 million in Fiscal 2001, representing a decrease of approximately 48%. The backlog at March 31, 2002 was $94.1 million compared to $160.3 million at March 31, 2001. Orders in our current backlog are subject to changes in delivery schedules or to cancellation at the option of the purchaser without significant penalty. We include in our backlog purchase orders for which a delivery schedule has been specified for product shipment within one year. We review our backlog on an ongoing basis and make adjustments to it as required. Accordingly, although useful for scheduling production, backlog as of any particular date may not be a reliable measure of future sales.

      Gross Profit (Loss). Gross profit as a percentage of net sales (before inventory valuation charges) decreased to 19.4% in Fiscal 2002 compared to a gross profit of 30.8% in Fiscal 2001, due to lower capacity utilization due to reduction in revenues and due to transition costs associated with the closure and relocation of our Seattle, Washington facility in June 2001. Our gross profit percentage was further reduced to (25.5)% due to inventory valuation charges of $102.7 million taken in Fiscal 2002 for excess inventories based upon a detailed evaluation of inventory on hand and currently forecasted requirements. This compares to our gross profit percentage of (27.2)% in 2001 including inventory valuation charges of $15.4 million for obsolete and excess inventories as a result of product transitions and the rapid decline of the U.S Competitive Local Exchange Carrier (CLEC) market in Fiscal 2001.

      Research and Development. In Fiscal 2002, research and development expenses decreased to $18.5 million from $24.0 million in Fiscal 2001. This decrease was primarily due to the consolidation and reduction of our Seattle, Washington research and development operations to our San Jose, California facility. As a percentage of net sales, research and development expenses increased to 8.1% in Fiscal 2002 compared to 5.7% in Fiscal 2001, primarily because the rate of the decrease in net sales exceeded the rate of the decrease of research and development expenses in absolute dollars. We plan to remain focused on our efforts for next generation products and incremental improvements to the existing product lines, which will improve our manufacturing capacity and further reduce product costs.

      Selling, General and Administrative. In Fiscal 2002, selling, general and administrative expenses decreased to $58.5 million from $62.7 million in Fiscal 2001. This decrease was a result of a reduction in workforce and other cost reduction measures that were taken in Fiscal 2002. As a percentage of net sales, selling, general and administrative expenses increased to 25.6% in Fiscal 2002, compared to 15.1% in Fiscal 2001, primarily because the rate of the decrease in net sales exceeded the rate of the decrease of selling, general and administrative expenses in absolute dollars. We expect our selling, general and administrative expenses will continue to decrease in Fiscal 2003 as a result of the Fiscal 2002 cost reduction measures and ongoing cost reduction measures in Fiscal 2003.

      Restructuring and Receivable Valuation Charges. Due to macroeconomic and capital spending issues affecting the telecommunications industry, we announced a restructuring program during Fiscal 2002 to focus on profit contribution by reducing expenses and improving operational efficiency. This restructuring program included consolidation of our U.S. manufacturing operations by relocating our Seattle, Washington operations to our San Jose, California facility, and a worldwide reduction in workforce and a consolidation of additional excess facilities.

      In connection with the above noted restructuring programs we recorded restructuring and receivable valuation charges during Fiscal 2002 totaling to $24.6 million. This consisted of $8.4 million for employee severance and benefits, $11.2 million for facility-related and other costs (including $8.6 million for lease termination costs, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs, $0.4 million for the write off of goodwill) and $5.0 million for uncollectible accounts receivable. We reduced our headcount by approximately 405 employees in Fiscal 2002, with reductions affecting all functional areas and affecting various locations. As of March 31, 2002, essentially all of these employees have been terminated.

      The facilities consolidation expenses include payments required under a lease contract, less estimated sublease income after the property was abandoned. To determine the lease loss, certain assumptions were made related to the (1) time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss is an estimate under SFAS No. 5, “Accounting for Contingencies,” and represents the low end of the estimate of time to sublease and actual sublease rates. Should operating lease rental rates continue to decline in the current market or should it take longer than expected to find a suitable tenant to sublease the Seattle, Washington; San Jose, California and Coventry, United Kingdom facilities, adjustments to the facilities lease losses reserve will be made in future periods, if necessary, based upon the current actual events and circumstances. We have estimated that under certain circumstances the facilities lease losses could increase by an additional $8.9 million.

      The components of the restructuring and receivable valuation charges recorded in Fiscal 2002 are as follows (in millions):

Year Ended
March 31,
2002

Restructuring Charges:
Severance and Benefits	$8.4
Facilities and Other	11.2

Total Restructuring Charges	$19.6
Receivable Valuation Charges	$5.0

Total Charges	$24.6

      The following table summarizes the balance of the restructuring accrual as of March 31, 2002 and the type and amount of restructuring costs utilized during Fiscal 2002 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total

Balance as of April 1, 2001	$—	$—	$—
Provision	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4

      Total cash outlay for the restructuring and receivable valuation charges is expected to be approximately $17.1 million. The remaining $7.5 million of restructuring and receivable valuation charges are non-cash charges related to the write-off of receivables, goodwill and the loss on impairment of equipment. Of the $17.1 million restructuring charges accrued for cash outlays, $7.7 million was paid as of March 31, 2002. We expect all the remaining cash restructuring charges of $9.4 million to be paid out during Fiscal 2003 with the exception of severance and benefits costs of approximately $0.6 million, which will be paid out in Fiscal 2004, and vacated building lease obligations of $4.6 million and $0.7 million, which are expected to be paid out over the next eight years and sixteen years, respectively.

      In Fiscal 2001, we had recorded a receivable valuation charge of $22.0 million for our U.S. CLEC customers. This charge was estimated based on outstanding accounts receivable as of March 31, 2001 compared with anticipated future collections based upon the customers’ liquidity position as of March 31, 2001. Several of our U.S. CLEC customers filed for bankruptcy during Fiscal 2002.

      Write Down of Investments and Other Assets. In Fiscal 2002, we recorded $7.9 million as a permanent impairment loss on investments. This loss consisted of a $4.5 million loss on our equity investments in non-marketable securities and a $3.4 million loss on our equity investments in marketable securities. We determined that the carrying value for these investments exceeded their fair value and that these losses were other than temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments have previously been held at a loss. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries. In Fiscal 2001, we recorded a $14.0 million impairment loss related to our equity investments in several telecommunications companies.

      Interest Income and Other Expenses, Net. Interest income was $2.5 million in Fiscal 2002 compared to $5.1 million in Fiscal 2001. The decrease was primarily due to lower average cash balances and lower interest rates in Fiscal 2002 as compared to Fiscal 2001. Other expenses of $1.9 million in Fiscal 2002 and $1.7 million in Fiscal 2001 were primarily due to the cost of cover on foreign exchange contracts.

      Interest Expense. Interest expense for Fiscal 2002 was $0.1 million, which is the same as Fiscal 2001. We do not expect any significant change in our interest expense in Fiscal 2003.

      Provision for Income Taxes. We recorded an income tax provision in each of Fiscal 2002, 2001 and 2000 primarily related to taxable income at certain of our foreign subsidiaries. Additionally, the Fiscal 2000 provision includes certain Federal and State minimum taxes. This was less than the statutory rate, primarily due to the utilization of net operating losses, tax credits, and other tax-attributable carry-forwards.

     Year Ended March 31, 2001 Compared to the Year Ended March 31, 2000

      Net Sales. Net sales for Fiscal 2001 were $417.7 million, a 39% increase compared to net sales of $300.5 million in Fiscal 2000. The increase in net sales occurred across most of our major product families which includes Altium®, SPECTRUMTM II, XP4TM, and DXR® product lines. Net sales of the Altium product line increased to $109.1 million in Fiscal 2001 from $47.5 million in Fiscal 2000. Net sales of the XP4 product line increased to $114.4 million in Fiscal 2001 from $61.7 million in Fiscal 2000. Net sales for other products amounted to $22.4 million in Fiscal 2001 compared to $13.6 million in Fiscal 2000. The SPECTRUM product line net sales decreased to $104.7 million in Fiscal 2001 from $122.3 million in Fiscal 2000 as we transitioned customers to XP4. Net sales of the DXR product line decreased to $35.6 million in Fiscal 2001 from $40.3 million in Fiscal 2000 due to project delays. Service and other revenue increased to $31.5 million in Fiscal 2001 from $ 15.1 million in Fiscal 2000. The increase in service and other revenue was primarily attributable to higher field installation contracts.

      The increase in net sales for Fiscal 2001 compared to Fiscal 2000 occurred across all our geographic regions, except for the Asia/ Pacific region. Sales to our customers in the Europe/ Middle East region increased by 25% to $102.1 million in Fiscal 2001 compared to $81.8 million in Fiscal 2000. Net sales increased in the Americas to $214.4 million in Fiscal 2001 from $119.3 million in Fiscal 2000. Net sales to U.S. customers, included in the Americas region, increased to $130.2 million in Fiscal 2001 from $63.0 million in Fiscal 2000. Net sales to customers in Mexico, which also is included in the Americas region, increased to $40.5 million in Fiscal 2001 from $32.1 million in Fiscal 2000. Net sales in the Asia/ Pacific region decreased to $77.2 million in Fiscal 2001 from $80.4 million in Fiscal 2000. Net sales to China, included in the Asia/ Pacific region, decreased to $35.4 million in Fiscal 2001 from $48.3 million in Fiscal 2000 due to factory delays in fulfilling China orders. China backlog at the end of Fiscal 2001 was $40.0 million. See Note 6 of the Notes to Consolidated Financial Statements in this Annual Report.

      New orders for Fiscal 2001 were $492.8 million, an increase of 40% compared to orders during Fiscal 2000 of $351.1 million. The backlog at March 31, 2001, was $160.3 million compared to $111.8 million at March 31, 2000.

      Gross Profit. Gross profit as a percentage of net sales decreased in Fiscal 2001 to 27.2% from 30.2% in Fiscal 2000. Our gross profit in Fiscal 2001 was adversely affected by inventory valuation charges of $15.4 million, or 3.7% of net sales. As a result of the rapid decline of the U.S. CLEC market in the fourth quarter of Fiscal 2001, which included Chapter 11 bankruptcy filings by some of our U.S. customers, we recorded a $12.4 million reserve for excess and obsolescence in Fiscal 2001. Also, liabilities of $3.0 million were recognized in Fiscal 2001 to account for vendor cancellation charges on purchase order commitments resulting from the future revenue reductions in the CLEC market.

      Cost of sales, excluding inventory valuation charges, decreased to 69.1% of net sales in Fiscal 2001 from 69.8% in Fiscal 2000. The decrease in cost of sales was primarily the result of higher Altium product sales. The Altium product line has better margins compared to our other product lines.

      Research and Development Expenses. In Fiscal 2001, research and development expenses decreased slightly to $24.0 million from $24.4 million in Fiscal 2000. As a percentage of net sales, research and development expenses were 5.7% in Fiscal 2001 compared to 8.1% in Fiscal 2000. Research and development expenses in Fiscal 2001 were primarily incurred in connection with development of the high capacity Millennium product line as well as the continued development of the DXR 700 and XP4Plus product lines.

      Selling, General, and Administrative Expenses. In Fiscal 2001, selling, general, and administrative expenses increased to $62.7 million from $52.0 million in Fiscal 2000. As a percentage of net sales, selling, general and administrative expenses decreased to 15.1% in Fiscal 2001 from 17.3% in Fiscal 2000. The increase in selling, general, and administrative expenses in absolute dollars for Fiscal 2001 compared to Fiscal 2000 was attributable to a 23% increase in headcount.

      Receivable Valuation Charges. Receivable valuation charges of $22.0 million were recorded in Fiscal 2001. These charges were recorded for CLEC accounts receivable deemed not collectable. As noted above, some of our CLEC customers filed for Chapter 11 bankruptcy protection.

      Write Down of Investments and Other Assets. In Fiscal 2001, we recorded a $14.0 million impairment loss related to our equity investments in several telecommunications companies. This impairment was a result of the rapid decline in the CLEC market noted above, the decline in stock market valuations, and the general decline in the economy. In the fourth quarter of 2001, we evaluated whether such conditions affected the recorded amounts for investments held by us. As a result of this review, we determined that the recorded value for certain investments exceeded their fair value and that these losses were non-temporary in nature. Fair value for our publicly traded securities was estimated based upon recent and projected future valuations, taking into account the length of time the investments have previously been held. Fair value for our privately held investments was estimated using projected financial results and comparisons with other companies in similar industries.

      Interest Income and Other Expenses, Net. Interest income was $5.1 million in Fiscal 2001 compared to $2.5 million in Fiscal 2000. The increase was primarily due to higher average cash balances available for investing as a result of approximately $100 million in proceeds from the sale of our common stock in the third and fourth quarter of Fiscal 2000. Other expenses of $1.7 million in Fiscal 2001 and $1.1 million in Fiscal 2000 were primarily due to foreign exchange losses, net of gains.

      Interest Expense. Interest expense for Fiscal 2001 was $0.1 million compared to $0.7 million in Fiscal 2000. The decrease is primarily attributed to the decrease in lease obligations in Fiscal 2001.

      Provision for Income Taxes. We recorded an income tax provision in each of Fiscal 2001 and 2000 primarily related to taxable income at certain of our foreign subsidiaries. This was less than the statutory rate, primarily due to the utilization of net operating losses, tax credits, and other tax-attributable carry-forwards.

Liquidity and Capital Resources

      Net cash used for operating activities in Fiscal 2002 was $20.2 million compared to $58.0 million in Fiscal 2001. The decrease in cash used for operating activities was due to the changes in assets and liabilities as described below. Accounts receivable decreased by $66.1 million during Fiscal 2002 as compared to an increase of $44.8 million in Fiscal 2001. The decrease in accounts receivable is due to improvement in collections from customers and decreased sales. Inventories increased net of the inventory valuation charges by $35.4 million in Fiscal 2002 as compared to an increase of $60.4 million in Fiscal 2001. This increase occurred in the first half of Fiscal 2002. The rate of increase in inventory in Fiscal 2002 was significantly lower than the rate of increase in inventory in Fiscal 2001 due to improved inventory management practices in Fiscal 2002. Accounts payable decreased by $39.3 million in Fiscal 2002 as compared to an increase in accounts payable by $12.0 million in Fiscal 2001 due to a decrease in the purchase volume of inventory and lower operating expenses in Fiscal 2002. Other accrued liabilities decreased by $6.4 million in Fiscal 2002 as compared to a decrease of $24.6 million in the same period of Fiscal 2001 due to restructuring costs accrued in Fiscal 2002. Long term liabilities increased by $6.7 million due to long term restructuring costs accrued and deferred rent.

      Purchases of property and equipment were $7.7 million in Fiscal 2002 compared to $25.1 million in Fiscal 2001. The planned decrease in capital expenditures was made in response to an overall slowdown in the global economy. During Fiscal 2002, we transferred $4.6 million of inventory to property and equipment for utilization as spares in our repair operation, which is considered a non-cash investing activity.

      Cash provided by financing activities was mainly from proceeds from the sale of our common stock. On August 10, 2001, we raised an aggregate amount of approximately $70.9 million from the sale of 7,927,851 shares of our common stock in a direct primary issuance of shares, in an offering registered with the Securities and Exchange Commission pursuant to our “shelf” Registration Statement on Form S-3 (File No. 333-50820), which became effective on December 7, 2000. These funds are being used for general corporate and working capital purposes. The remaining proceeds from the sale of common stock were derived from the exercise of employee stock options and the employee stock purchase plan.

      At March 31, 2002, our principal sources of liquidity consisted of $85.7 million in cash and cash equivalents and short-term investments. Our cash requirements for Fiscal 2003 are primarily to fund operations, research and development, capital expenditures and restructuring activities.

     Commercial Commitments

      Through a financial institution we have issued $0.3 million of letters of credit to various customers for bid and performance bonds. In connection with the issuance of these letters of credit, we have restricted $0.4 million of cash as collateral to meet these specific obligations. Of the $0.4 million of restricted cash, $0.3 million is for the principal amount of the letters of credit and the remaining $0.1 million of the restricted cash is to cover any foreign currency fluctuation exposure on these letters of credit. These letters of credit expire in Fiscal 2003.

     Contractual Obligations

      The following table provides information related to our contractual obligations (a):

	Payments Due Years Ending March 31,

						2008 &	Total
	2003	2004	2005	2006	2007	beyond	Obligations

	(in thousands)
Operating leases	$5,604	$5,451	$5,373	$5,494	$5,646	$24,379	$51,947
Unconditional purchase obligations	$26,565	—	—	—	—	—	$26,565

(a)	Contractual cash obligations include $7,049 of lease obligations that have been provisioned as restructuring charges.

     Restructuring Payments

      We accrued $17.1 million in restructuring charges during Fiscal 2002 for cash outlays. Of this $17.1 million, $7.7 million was paid as of March 31, 2002. We expect the remaining accrued cash restructuring charges of $9.4 million to be paid out during Fiscal 2003, with the exception of severance and benefits costs of approximately $0.6 million which will be paid out in Fiscal 2004 and vacated building lease obligations of $4.6 million and $0.7 million which are expected to be paid out over the next eight years and sixteen years, respectively.

      Depending on the growth of our business, we may require additional financing which may not be available to us in the required time frame on commercially reasonable terms, if at all. However, we believe that we have the financial resources needed to meet our business requirements for at least the next 12 months.

Recent Accounting Standards

      In June 1998, the Financial Accounting Standards Board (FASB) issued the Statement of Financial Accounting Standards No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 is effective for companies with fiscal years beginning after June 15, 2000, and requires us to recognize all derivative financial instruments on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. In June 2000, FASB issued SFAS No. 138 amending certain provisions of SFAS 133. These amendments include allowing foreign-currency denominated assets and liabilities to qualify for hedge accounting, permitting the offsetting of certain intercompany foreign currency exposures that reduce the need for third-party derivatives and redefining the nature of interest rate risk to avoid sources of hedge ineffectiveness. We adopted SFAS 133 and the corresponding amendments under SFAS 138 effective as of April 1, 2001. The impact of adopting SFAS 133, as amended by SFAS 138, was not significant.

      In July 2001, the FASB issued SFAS No.’s 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets”. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. As we have no goodwill recorded on our balance sheet as of March 31, 2002, these pronouncements will not have an impact on our financial position or results of operations when adopted effective April 1, 2002.

      In June 2001, the FASB issued FASB Statement No. 143 (FAS 143), “Accounting for Asset Retirement Obligations”. FAS 143 requires that the fair value of a liability for an asset retirement obligation be realized in the period which it is incurred if a reasonable estimate of fair value can be made. Companies are required to adopt FAS 143 for fiscal years beginning after June 15, 2002, but early adoption is encouraged. We are in the process of determining the impact this standard will have on our financial position and results of operations, although we do not anticipate that the adoption of this standard will have a material impact on our financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes SFAS No. 121 by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and by broadening the presentation of discontinued operations to include more disposal transactions. The Statement will be effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 will not have a material impact on our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

     Interest Rate Risk:

      Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We invest in high-credit quality issuers and, by policy, limit the amount of credit exposure to any one issuer and country. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. The portfolio is also diversified by tenor to ensure that funds are readily available as needed to meet our liquidity needs. This policy minimizes the requirement to sell securities in order to meet liquidity needs and therefore the potential effect of changing market rates on the value of securities sold.

      The table below presents principal amounts and related weighted average interest rates by year of maturity for our investment portfolio.

	Years Ended March 31

	2003	2004	2005	2006	2007

	(in thousands)
Cash equivalents and short-term investments	$71,234	$1,035	—	—	—
Weighted average interest rate	2.15%	4.03%	—	—	—

      The primary objective of our short-term investment activities is to preserve principal while at the same time maximize yields, without significantly increasing risk and therefore are available for sale. Our short-term investments are for fixed interest rates; therefore, changes in interest rates will not generate a gain or loss on these investments unless they are sold prior to maturity. Actual gains and losses due to the sale of our investments prior to maturity have been immaterial. Investments are generally not held for more than one year. The average days to maturity for investments held at the end of Fiscal 2002 was 66 days and had an average yield of 2.2% per annum.

      We are exposed to equity price risks on the marketable portion of equity securities included in our portfolio of investments, which were purchased for the promotion of business and strategic objectives. These investments are generally made in companies within the telecommunications industry sector, many of which are small capitalization stocks. These investments are classified in other assets. We typically have not attempted to reduce or eliminate our market exposure on these securities. A 20% adverse change in equity prices would result in an approximate $0.1 million decrease in the fair value of our available-for-sale securities as of March 31, 2002.

      As of March 31, 2002, unrealized losses on investments were $0.2 million that had been recorded in accumulated other comprehensive loss. The investments have been recorded at fair value on our balance sheet. During Fiscal 2002, we recorded a permanent impairment for certain investments of $7.9 million.

     Exchange Rate Risk:

      We routinely use forward foreign exchange contracts to hedge our net exposures, by currency, related to the monetary assets and liabilities of our operations denominated in non-functional currencies. In addition, we enter into forward foreign exchange contracts to establish with certainty the U.S. dollar amount of future firm commitments denominated in a foreign currency. The primary business objective of this hedging program is to minimize the gains and losses resulting from exchange rate changes. At March 31, 2002 and 2001, we held forward contracts in the aggregate amount of $24.5 million and $47.7 million, respectively, primarily in British pounds, New Zealand dollars and the euro. The amount of unrealized loss on these contracts at March 31, 2002 was insignificant.

      Given our foreign exchange position, a change in foreign exchange rates upon which these foreign exchange contracts are based would result in exchange gains and losses. In all material aspects, these exchange gains and losses would be offset by exchange gains and losses on the underlying net monetary exposures and firm commitments for which the contracts are designated as hedges. We do not expect material exchange rate gains and losses from unhedged foreign currency exposures.

      We do not enter into foreign currency transactions for trading or speculative purposes. We attempt to limit our exposure to credit risk by executing foreign contracts with high-quality financial institutions. A discussion of our accounting policies for derivative financial instruments is included in the notes to the consolidated financial statements.

Forward-Looking Statements and Factors That May Affect Future Financial Results

      The discussions in the letter to stockholders and this Annual Report concerning our future products, expenses, revenues, gross margins, liquidity, and cash needs, as well as our plans and strategies, contain forward-looking statements concerning our future operations and financial results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Such forward-looking statements include statements relating to the expected benefits from our restructuring, cost reduction actions and process improvement programs; our expectation that turnkey wireless transmission projects will be a significant driver of our business going forward; our emergence as the leader in high-capacity wireless transmission; excess inventory, review and adjustment of our backlog, improved manufacturability and reduced production costs from next generation products and improvements to our existing product line, cash outlays for restructuring and asset valuation charges, use of proceeds from the sale of our common stock, the need for additional financing, the impact of FASB Statements No. 141, 142, 143 and 144 on our financial position or results of operations, the effects of various legal proceedings on our consolidated financial position, liquidity, or results of operations, our warranty accruals, adjustments to our lease loss reserves and cash restructuring charges. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Numerous factors, could cause actual results to differ materially from those described in these statements, as well as harm our business in general, including the following:

Competition could harm our ability to maintain or improve our position in the market and could decrease our revenues.

If we fail to maintain our relationships with original equipment manufacturers, our distribution channels could be harmed, which could cause our revenues to decrease.

Our industry is volatile and subject to frequent changes, and we may not be able to respond effectively or in a timely manner to these changes.

Because of the severe economic downturn in the world economy, and bankruptcies and financial difficulties in the competitive local exchange carrier business, the demand for our products and services may decrease.

Consolidation within the telecommunications industry and among suppliers could decrease our revenues.

Our average sales prices are declining, which is decreasing our gross profit margins.

Financial difficulties confronting our customers expose us to increased credit risks and may decrease our revenues and profitability.

Because a significant amount of our revenues comes from a few customers, the termination of any of these customer relationships may harm our business.

Due to our significant volume of international sales, we are susceptible to a number of political, economic and geographic risks that could harm our business if they occur.

Lack of component availability or the inability of our subcontractors to perform, or our key suppliers to manufacture and deliver our products, could cause our products to be produced in an untimely or unsatisfactory manner.

The global tightening of capital markets for the telecommunications and mobile cellular projects may result in inventory which we cannot sell or be required to sell at distressed prices.

Because of intense competition for highly skilled personnel, we may not be able to recruit and retain qualified personnel.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

If sufficient radio frequency spectrum is not allocated for use by our products, and we fail to obtain regulatory approval for our products, our ability to market our products may be restricted.

If we fail to develop products that meet our customers’ technical specifications on a timely basis, our business may be harmed.

We may not successfully adapt to regulatory changes in our industry, which could significantly impact the operation of our business.

We may incur significant expenses if we decide to change our independent public accounting firm.

      For a more detailed discussion of these risks see Item 1. “Business — Factors That May Affect Future Financial Results” of our Annual Report on Form 10-K for the year ended March 31, 2002.

SELECTED CONSOLIDATED FINANCIAL DATA

	Years Ended March 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net sales	$228,844	$417,661	$300,503	$236,499	$345,116
Net income (loss)	(168,873)	(6,995)	12,136	(96,729)	18,818
Diluted earnings (loss) per share	(2.13)	(0.10)	0.17	(1.57)	0.35

	March 31,

	2002	2001	2000	1999	1998

	(in thousands)
Consolidated Balance Sheets Data:
Total assets	$214,117	$326,780	$337,441	$202,164	$297,196
Long-term liabilities	6,675	—	—	2,236	1,174

CONSOLIDATED BALANCE SHEETS

	March 31,

	2002	2001

	(in thousands, except share
	and per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$35,888	$25,963
Short-term investments	49,786	11,895
Accounts receivable, net of allowances of $9,315 in 2002 and $26,643 in 2001	42,953	116,427
Inventories, net	31,094	92,863
Deferred tax asset	—	1,275
Other current assets	10,775	16,027

Total current assets	170,496	264,450

Property and Equipment:
Machinery and equipment	93,598	121,992
Land and buildings	6,914	6,212
Furniture and fixtures	8,423	9,423
Leasehold improvements	3,290	5,104

	112,225	142,731
Accumulated depreciation and amortization	(70,531)	(87,954)

Net property and equipment	41,694	54,777

Other Assets	1,927	7,553

Total Assets	$214,117	$326,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,579	$50,653
Income taxes payable	—	816
Accrued liabilities	19,406	15,448

Total current liabilities	39,985	66,917
Long-Term Liabilities	6,675	—

Total liabilities	46,660	66,917
COMMITMENTS AND CONTINGENCIES (NOTE 3)
Stockholders’ Equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common Stock, $.01 par value; 150,000,000 shares authorized 82,314,377 and 73,765,508 shares in Fiscal 2002 and 2001, respectively, issued and outstanding	823	738
Additional paid-in capital	456,087	382,537
Accumulated deficit	(279,156)	(110,283)
Accumulated other comprehensive loss	(10,297)	(13,129)

Total stockholders’ equity	167,457	259,863

Total Liabilities and Stockholders’ Equity	$214,117	$326,780

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,

	2002	2001	2000

	(in thousands, except per share amounts)
Net sales	$228,844	$417,661	$300,503
Cost of sales	184,527	288,865	209,653
Inventory and other valuation charges	102,731	15,368	—

Gross profit (loss)	(58,414)	113,428	90,850

Operating expenses:
Research and development	18,529	24,006	24,372
Selling, general and administrative	58,493	62,715	51,953
Restructuring and receivable valuation charges	24,589	22,000	—

Total operating expenses	101,611	108,721	76,325

Income (loss) from operations	(160,025)	4,707	14,525
Other income (expense):
Interest income	2,489	5,113	2,510
Interest expense	(68)	(76)	(729)
Other expenses, net	(1,928)	(1,693)	(1,136)
Write down of investments and other assets	(7,918)	(14,003)	—

Total other income (expense), net	(7,425)	(10,659)	645

Income (loss) before provision for income taxes	(167,450)	(5,952)	15,170
Provision for income taxes	1,423	1,043	3,034

Net income (loss)	$(168,873)	$(6,995)	$12,136

Basic earnings (loss) per share	$(2.13)	$(0.10)	$0.18
Diluted earnings (loss) per share	$(2.13)	$(0.10)	$0.17
Basic weighted average shares outstanding	79,166	73,391	65,922
Impact of dilutive stock options and warrants	N/A	N/A	5,720

Diluted weighted average shares outstanding	79,166	73,391	71,642

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended March 31, 2000, 2001 and 2002

					Accumulated
	Common		Additional		Other	Total
	Stock		Paid-In	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Deficit	Loss	Equity

	(in thousands)
Balance March 31, 1999	62,144	$621	$250,514	$(115,424)	$(4,498)	$131,213
Components of comprehensive income:
Net income	—	—	—	12,136	—	12,136
Change in unrealized holding gain	—	—	—	—	1,841	1,841
Translation adjustment	—	—	—	—	(3,140)	(3,140)

Total comprehensive income	—	—	—	—	—	$10,837

Proceeds from sale of stock, net of expense	4,797	48	99,823	—	—	99,871
Stock issued for options & warrants	5,751	58	22,337	—	—	22,395
Amortization of deferred stock compensation	—	—	76	—	—	76

Balance March 31, 2000	72,692	727	372,750	(103,288)	(5,797)	264,392
Components of comprehensive income:
Net loss	—	—	—	(6,995)	—	(6,995)
Change in unrealized holding loss	—	—	—	—	(3,037)	(3,037)
Translation adjustment	—	—	—	—	(4,295)	(4,295)

Total comprehensive loss						$(14,327)

Stock issued for options and purchase plan	1,074	11	9,744	—	—	9,755
Amortization of deferred stock compensation	—	—	43	—	—	43

Balance March 31, 2001	73,766	738	382,537	(110,283)	(13,129)	259,863

Components of comprehensive income:
Net loss	—	—	—	(168,873)	—	(168,873)
Change in unrealized holding gain	—	—	—	—	2,659	2,659
Translation adjustment	—	—	—	—	173	173

Total comprehensive loss						$(166,041)

Proceeds from sale of stock, net of expense	7,928	79	70,600	—	—	70,679
Stock issued for options and purchase plan	620	6	2,981	—	—	2,987
Reversal of deferred stock compensation	—	—	(31)	—	—	(31)

Balance March 31, 2002	82,314	$823	$456,087	$(279,156)	$(10,297)	$167,457

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,

	2002	2001	2000

	(in thousands)
Cash Flows from Operating Activities:
Net income (loss)	$(168,873)	$(6,995)	$12,136
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	20,289	17,863	16,594
Impairment loss of investments and other assets	7,918	14,003	—
Loss on disposal of property and equipment	354	—	—
Non-cash restructuring expenses	2,446	—	—
Inventory and other valuation charges	103,988	14,342	3,262
Provision for uncollectible accounts	6,530	23,727	853
Provision for warranty reserves	10,429	9,213	8,146
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	66,088	(44,804)	(41,391)
Increase in inventories	(35,379)	(60,377)	(2,185)
Decrease in deferred taxes	1,263	830	1,701
Decrease (increase) in other current assets	5,219	(7,271)	2,714
Decrease (increase) in other assets	(553)	(4,340)	5,292
Increase (decrease) in accounts payable	(39,306)	11,985	15,120
Increase (decrease) in income tax payable	(832)	(1,516)	931
Decrease in accrued liabilities	(6,433)	(24,621)	(17,279)
Increase in long-term liabilities	6,675	—	—

Net cash provided by (used for) operating activities	(20,177)	(57,961)	5,894

Cash Flows from Investing Activities:
Purchase of available-for-sale securities	(149,057)	(49,724)	(118,029)
Proceeds from sale of available-for-sale securities	111,426	103,432	58,171
Purchase of property and equipment	(7,673)	(25,104)	(23,928)
Purchase of equity investments	—	(13,045)	(7,256)
Proceeds from the sale of other assets and property and equipment	395	—	2,082

Net cash provided by (used for) investing activities	(44,909)	15,559	(88,960)

Cash Flows from Financing Activities:
Repayments to banks	—	—	(2,600)
Payments of capital lease obligations	—	(167)	(1,035)
Proceeds from sale of common stock	73,666	9,755	122,266

Net cash provided by financing activities	73,666	9,588	118,631

Effect of exchange rate changes on cash	1,345	438	1,256

Net increase (decrease) in cash and cash equivalents	9,925	(32,376)	36,821
Cash and cash equivalents at beginning of year	25,963	58,339	21,518

Cash and cash equivalents at end of year	$35,888	$25,963	$58,339

Non-cash investing activity:
Transfer of Inventory to Property and equipment	$4,577	—	—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Description of Business

      We design; manufacture and market advanced wireless solutions for mobile applications and broadband access to enable the development of complex communications networks worldwide. Our microwave radio products deliver data and voice across a full spectrum of network frequencies and capacities. Our business is global in nature, supported by a worldwide sales and support organization. DMC Stratex Networks, Inc. was founded in January 1984 and is traded under the symbol STXN on the NASDAQ National Market. Additional information is available at www.stratexnet.com.

Note 2.     Summary of Significant Accounting Policies

      Basis of Presentation. The consolidated financial statements include the accounts of DMC Stratex Networks, Inc. and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior-year amounts have been reclassified to conform to the current-year presentation.

      Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statement, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

      Cash and Cash Equivalents. We consider all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of cash, money market funds, and short-term securities as of March 31, 2002 and 2001. We have issued letters of credit to various customers through a financial institution for bid and performance bonds. In connection with the issuance of these letters of credit, we have restricted $0.4 million of cash, which is included in cash and cash equivalents in the accompanying consolidated balance sheet, as collateral for these specific obligations in Fiscal 2002. Of the $0.4 million of restricted cash, $0.3 million is for the principal amount of the letters of credit and the remaining $0.1 million of the restricted cash is to cover any foreign currency fluctuation exposure on these letters of credit. These letters of credit expire in Fiscal 2003.

      Short-term Investments. We invest our excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in our current operations. Accordingly, all of our marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards No. 115 (SFAS No. 115). At March 31, 2002, our available-for-sale securities had contractual maturities ranging from 1 day to 410 days, with a weighted average maturity of 66 days.

      All investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders’ equity. Unrealized holding losses on the portfolio of approximately $0.2 million were recorded as of March 31, 2002, and $2.9 million of unrealized holding losses were recorded as of March 31, 2001. $2.5 million of the unrealized loss as of March 31, 2001 was recorded as impairment loss during Fiscal 2002. There were realized gains of approximately $43,000 during Fiscal 2002 and $17,000 during Fiscal 2001 on the sale of securities and realized gains of approximately $0.4 million during Fiscal 2000. Realized gains (losses) are included in other expenses, net in the accompanying consolidated statement of operations.

      The following is a summary of available-for-sale short-term and long-term investments as of March 31:

	2002

			Unrealized
		Fair	Holding
	Cost	Value	Gain (Loss)

	(in thousands)
Corporate notes	$4,032	$4,016	$(16)
Corporate bonds	15,724	15,670	(54)
Auction rate preferred notes	28,600	28,600	—
Negotiable CD’S	1,501	1,500	(1)
Investment in Endwave, Inc.(1)(2)	491	360	(131)

Total	$50,348	$50,146	$(202)

	2001

			Unrealized
		Fair	Holding
	Cost	Value	Gain (Loss)

	(in thousands)
Corporate notes	$1,999	$2,002	$3
Corporate bonds	8,991	8,393	(598)
Auction rate preferred notes	1,500	1,500	—
Investment in Endwave, Inc.(1)(2)	3,579	1,313	(2,266)

Total	$16,069	$13,208	$(2,861)

(1)	Classified as other assets.

(2)	We recorded an impairment loss of $3,088 in Fiscal 2002 and $2,421 in Fiscal 2001 related to our original Endwave, Inc. $6,000 investment. See “Other Assets” footnote below.

      Supplemental Statements of Cash Flows Disclosures. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

	Years Ended March 31,

	2002	2001	2000

	(in thousands)
Interest paid	$146	$64	$702
Income taxes paid	$1,572	$1,602	$559

      Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories, net of reserves, consisted of:

	March 31,

	2002	2001

	(in thousands)
Raw materials	$19,346	$46,295
Work-in-process	5,527	18,642
Finished goods	6,221	27,926

	$31,094	$92,863

      We recorded inventory valuation and other charges of $102.7 million during Fiscal 2002. This inventory valuation and other charge consisted of a $9.4 million charge for purchase commitments, a $1.9 million charge for loss on impairment of manufacturing equipment and charges of $91.4 million for excess and obsolete inventories. The inventory valuation and other charges recorded in Fiscal 2001 was $15.4 million. This consisted of a charge of $12.4 million for excess and obsolete inventories as a result of product transitions and the rapid decline of the U.S. Competitive Local Exchange Carrier (CLEC) market in Fiscal 2001 and a charge of $3.0 million for vendor cancellation charges on purchase order commitments resulting from the reduction in CLEC market in Fiscal 2001.

      Property and Equipment. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term. There were no assets included in property and equipment under capital lease as of March 31, 2002 or March 31, 2001.

      Other Assets. Included in other assets are equity investments, notes receivable and for Fiscal 2001, goodwill. The equity investments were purchased for the promotion of business and strategic objectives. Equity investments represent voting interests of less than 20% and are accordingly accounted for under the cost method. Equity investments in marketable securities are classified as “available-for-sale” in accordance with the provisions of the Statement of Financial Accounting Standards (“SFAS”) No. 115 and reported at fair value with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Equity investments in non-marketable securities are recorded at cost. We have determined that the carrying value for these certain investments exceeded their fair value and that these losses were other than temporary in nature. There were impairment losses of approximately $7.9 million during Fiscal 2002 on our equity investments in certain marketable and non-marketable securities. This loss consisted of $3.4 million loss on our equity investments in marketable securities and $4.5 million loss on our equity investments in non-marketable securities. $2.5 million of this impairment loss had been recorded as unrealized holding loss as of March 31, 2001.

      Goodwill is the excess of the purchase price over the fair value of net assets acquired. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of,” we continually review goodwill to evaluate whether conditions have occurred that would suggest a permanent impairment of carrying value. Goodwill, gross of accumulated amortization, amounted to $2.4 million as of March 31, 2001. Accumulated amortization of goodwill amounted to $1.7 million at March 31, 2001. During Fiscal 2002, amortization expense of $0.3 million and an impairment of goodwill of $0.4 million were recorded. We had no goodwill recorded as of March 31, 2002.

      During Fiscal 2002, we accepted long-term interest bearing notes receivable from one of our customers. Accordingly, the related accounts receivable has been classified as notes receivable in other current assets and other assets. The notes receivable are for a total of $2.3 with annual interest rates of approximately 10.0%. The notes receivable require semi-annual payments over three years including interest. These notes are secured by a guarantee from the customer’s parent corporation. As of March 31, 2002, the total balance of these notes receivable, including accrued interest, was $1.9 million of which $0.7 million is in current other assets and $1.2 million is in long-term other assets.

      Accrued Liabilities. Accrued liabilities included the following:

	March 31,

	2002	2001

	(in thousands)
Customer deposits	$1,804	$886
Accrued payroll and benefits	2,461	3,989
Accrued commissions	2,533	1,246
Accrued warranty	4,674	4,788
Accrued restructuring	3,534	—
Other	4,400	4,539

	$19,406	$15,448

      Accumulated Other Comprehensive Income. SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income (loss) and its components. SFAS No. 130 requires companies to report a “comprehensive income (loss)” that includes unrealized holding gains and losses and other items that have previously been excluded from net income (loss) and reflected instead in stockholders’ equity. Our comprehensive income (loss) consists of net income (loss) plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments.

      The accumulated balances for each component of accumulated other comprehensive income (loss) are as follows:

	March 31,

	2002	2001

	(in thousands)
Unrealized holding loss on Available-for-sale securities	$(202)	$(2,861)
Cumulative foreign exchange translation adjustments	(10,095)	(10,268)

	$(10,297)	$(13,129)

      Foreign Currency Translation. The functional currency of our subsidiaries located in the United Kingdom and New Zealand is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Sales and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of these subsidiaries’ financial statements are included in the consolidated statements of operations. Our other international subsidiaries use their respective local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive income (loss).

      Determination of the functional currency is dependent upon the economic environment in which an entity operates as well as the customers and suppliers the entity conducts business with. Changes in the facts and circumstances may change and could lead to a change in the functional currency of that entity.

      Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the accompanying Consolidated Statements of Operations. The net foreign exchange loss was $1.2 million in Fiscal 2002, $2.0 million in Fiscal 2001 and $0.9 million in Fiscal 2000.

      Derivative Financial Instruments. Effective April 1, 2001, we adopted Financial Accounting Standard No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), which requires that all derivatives be recorded on the balance sheet at fair value. Changes in the fair value of derivatives that are not designated, or are not effective as hedges, must be recognized currently in earnings.

      We continue our policy of hedging forecasted and actual foreign currency risk with forward contracts that generally expire within nine months. Derivatives are employed to eliminate, reduce, or transfer selected foreign currency risks that can be identified and quantified with confidence. Specifically, we hedge foreign currency risks relating to firmly committed backlog, open purchase orders and non-functional currency monetary assets and liabilities. At March 31, 2002, we had forward foreign exchange contracts with a notional face value of $24.5 million. The amount of unrealized loss on these contracts at March 31, 2002 is insignificant. Derivatives hedging non-functional currency monetary assets and liabilities are recorded on the balance sheet at fair value and changes in fair value are recognized currently in earnings.

      Occasionally, we have euro denominated firm backlog from customers in countries not participating in the euro. Under FAS 133, these contracts are treated as embedded derivatives with changes in fair value recognized in earnings. The change in fair value as of March 31, 2002 was insignificant. As of March 31, 2002, we had $4.2 million in U.S. dollar equivalent euro denominated backlog from customers in non-participating countries.

      Additionally, we hedge forecasted non-U.S. dollar sales and non-U.S. dollar purchases. In accordance with FAS 133, hedges of such anticipated transactions are designated and documented at inception as “cash flow hedges” and are evaluated for effectiveness, excluding time value, at least quarterly. We record effective changes in the fair value of these cash flow hedges in accumulated other comprehensive income (“OCI”) until the transaction occurs, at which time the changes are reclassified to revenue and cost of sales, respectively. All amounts accumulated in OCI at quarter end will be reclassified to earnings within the next 12 months. A loss of $0.2 million was recognized in other income and expense in Fiscal 2002 related to excluding time value from effectiveness testing and ineffectiveness resulting from forecasted transactions that did not occur.

      The activity in OCI, with regard to the effective changes in fair value of derivative instruments, for Fiscal 2002 was not significant.

      Concentration of Credit Risk. Financial instruments that potentially subject us to concentrations of credit risk consist principally of temporary cash investments and trade receivables. We have cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments to financial institutions evaluated as highly creditworthy with a short-term bond rating of A/ A2 or better or a long-term bond rating of A or better. Accounts receivable concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations may subject us to concentration of credit risk. One customer accounted for approximately 15% of net sales for Fiscal 2002. Three customers accounted for approximately 16%, 15% and 12% respectively of the total accounts receivable balance at the end of Fiscal 2002. No other customer accounted for more than 10% of the total accounts receivable balance at the end of Fiscal 2002. We actively market and sell products in Africa, Asia, Europe, the Middle East and the Americas. We perform on-going credit evaluations of our customers’ financial conditions and generally require no collateral, although sales to Asia, Eastern Europe and the Middle East are primarily paid through letters of credit.

      Restructuring and Receivable Valuation Charges. Due to macroeconomic and capital spending issues affecting the telecommunications industry, we announced a restructuring program during Fiscal 2002 to focus on profit contribution by reducing expenses and improving operational efficiency. This restructuring program included consolidation of our U.S. operations by relocating our Seattle, Washington manufacturing operations to our San Jose, California facility, and a worldwide reduction in workforce and a consolidation of additional excess facilities.

      In connection with the above noted restructuring programs, in Fiscal 2002, we recorded restructuring and receivable valuation charges of $24.6 million, consisting of $8.4 million for employee severance and benefits, $11.2 million for facility-related and other costs (including $8.6 million for lease termination costs, $2.1 million for the loss on impairment of equipment, $0.1 million for legal costs, $0.4 million for the write off of goodwill) and $5.0 million for uncollectible accounts receivable. We reduced our headcount by approximately 405 employees in Fiscal 2002, with reductions affecting all functional areas and affecting various locations. As of March 31, 2002, essentially all of these employees have been terminated.

      The facilities consolidation expenses include payments required under a lease contract, less estimated sublease income after the property was abandoned. To determine the lease loss, certain assumptions were made related the (1) time period over which the building will remain vacant, (2) sublease terms, (3) sublease rates and (4) an estimate of brokerage fees. The lease loss is an estimate under SFAS No. 5, “Accounting for Contingencies,” and represents the low end of the estimate of time to sublease and actual sublease rates. Should operating lease rental rates continue to decline in current markets or should it take longer than expected to find a suitable tenant to sublease the Seattle, Washington; San Jose, California and Coventry, United Kingdom facilities, adjustments to the facilities lease losses reserve will be made in future periods, if necessary, based upon the current actual events and circumstances. We have estimated that under certain circumstances the facilities lease losses could increase by an additional $8.9 million.

      The components of the restructuring and receivable valuation charges recorded in Fiscal 2002 are as follows (in millions):

Year Ended
March 31,
2002

Restructuring Charges:
Severance and Benefits	$8.4
Facilities and Other	11.2

Total Restructuring Charges	$19.6
Receivable Valuation Charges	$5.0

Total Charges	$24.6

      The following table summarizes the balance of the restructuring accrual as of March 31, 2002 and the type and amount of restructuring costs utilized during Fiscal 2002 (in millions):

	Severance	Facilities
	and Benefits	and Other	Total

Balance as of April 1, 2001	$—	$—	$—
Provision	8.4	11.2	19.6
Cash payments	(6.1)	(1.6)	(7.7)
Non-cash expenses	—	(2.5)	(2.5)

Balance as of March 31, 2002	$2.3	$7.1	$9.4

      Total cash outlay for the restructuring and receivable valuation charges is expected to be approximately $17.1 million. The remaining $7.5 million of restructuring and receivable valuation charges are non-cash charges related to the write-off of receivables, goodwill and the loss on impairment of equipment. Of the $17.1 million restructuring charges accrued for cash outlays, $7.7 million was paid as of March 31, 2002. We expect all the remaining cash restructuring charges of $9.4 million to be paid out during Fiscal 2003 with the exception of severance and benefits costs of approximately $0.6 million, which will be paid out in Fiscal 2004 and vacated building lease obligations of $4.6 million and $0.7 million, which are expected to be paid out over the next eight years and sixteen years, respectively.

      In Fiscal 2001, we had recorded a receivable valuation charge of $22.0 million for our U.S. CLEC customers. This charge was estimated based on outstanding accounts receivable as of March 31, 2001 compared with anticipated future collections based upon our customers’ liquidity position as of March 31, 2001. Several of our U.S. CLEC customers filed for bankruptcy during Fiscal 2002.

      Revenue Recognition. We recognize revenue pursuant to Staff Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements.” Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that the arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured.

      In accordance with SAB 101, revenues from product sales are generally recognized when title and risk of loss passes to the customer, except when product sales are combined with significant post-shipment installation services. Under this exception, revenue is deferred until such services have been performed. Service revenue, which is less than 10% of net sales for Fiscal 2002, 2001 and 2000 is recognized when the related services are performed.

      At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of revenue. Our standard warranty is generally for a period of 27 months from the date of sale (which includes 3 months for installation either by us or the buyer) and our warranty accrual represents our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what will actually transpire in the future. If our actual warranty costs are greater than the accrual, cost of revenues will increase in the future.

      Research and Development. All research and development costs are expensed as incurred.

      Earnings (Loss) Per Share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of Common Stock and potentially dilutive securities outstanding during the period. Net loss per share is computed using only the weighted average number of shares of Common Stock outstanding during the period, as the inclusion of potentially dilutive securities would be anti-dilutive.

      As of March 31, 2002, there were 557,000 weighted-average options outstanding to purchase shares of Common Stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in Fiscal 2002. As of March 31, 2001, there were 2,951,000 weighted-average options outstanding to purchase shares of Common Stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in Fiscal 2001. As of March 31, 2000, there were 192,000 weighted-average options outstanding to purchase shares of Common Stock that were not included in the computation of diluted earnings per share, as the options exercise prices were greater than the average market price of the shares of Common Stock.

      Recent Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board (FASB) issued the Statement of Financial Accounting Standards No. 133 (SFAS No. 133), “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 is effective for companies with fiscal years beginning after June 15, 2000, and requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. In June 2000, FASB issued SFAS No. 138 amending certain provisions of SFAS 133. These amendments include allowing foreign-currency denominated assets and liabilities to qualify for hedge accounting, permitting the offsetting of certain intercompany foreign currency exposures that reduce the need for third-party derivatives and redefining the nature of interest rate risk to avoid sources of ineffectiveness. We have adopted SFAS 133 and the corresponding amendments under SFAS 138 effective as of April 1, 2001. The impact of adopting SFAS 133, as amended by SFAS 138, was not significant.

      In July 2001, the FASB issued SFAS No.’s 141 and 142, “Business Combinations” and “Goodwill and Other Intangible Assets”. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life. Rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of the acquirer’s intent to do so. As we have no goodwill recorded on our balance sheet as of March 31, 2002, these pronouncements will not have an impact on our financial position or results of operations, when adopted effective April 1, 2002.

      In June 2001, the FASB issued FASB Statement No. 143 (FAS 143), “Accounting for Asset Retirement Obligations”. FAS 143 requires that the fair value of a liability for an asset retirement obligation be realized in the period which it is incurred if a reasonable estimate of fair value can be made. Companies are required to adopt FAS 143 for fiscal years beginning after June 15, 2002, but early adoption is encouraged. We are in the process of determining the impact this standard will have on our financial position and results of operations, although we do not anticipate that the adoption of this standard will have a material impact on the our financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes SFAS No. 121 by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired and by broadening the presentation of discontinued operations to include more disposal transactions. The Statement will be effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 will not have a material impact on our financial position or results of operations.

Note 3.     Commitments and Contingencies

      We lease certain property and equipment, as well as our headquarters and manufacturing facilities, under non-cancelable operating leases that expire at various periods through 2018. At March 31, 2002, future minimum payment obligations under these leases were as follows:

Years Ending
March 31,

(in thousands)
2003	$5,604
2004	5,451
2005	5,373
2006	5,494
2007	5,646
2008 and beyond	24,379

Future minimum lease payments	$51,947

      Rent expense under operating leases was approximately $6.0 million for the year ended March 31, 2002, $4.3 million for the year ended March 31, 2001, and $3.9 million for the year ended March 31, 2000.

      Legal Contingencies. We are a party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on our consolidated financial position, liquidity, or results of operations.

      Contingencies in Manufacturing and Suppliers. Our manufacturing operations are highly dependent upon the timely delivery of materials and components by outside suppliers. In addition, we depend in part upon subcontractors to assemble major components and subsystems used in our products in a timely and satisfactory manner. We do not generally enter into long-term or volume-purchase agreements with any of our suppliers, and no assurance can be given that such materials, components, and subsystems will be available in the quantities required by us, if at all. Our inability to develop alternative sources of supply quickly and on a cost-effective basis could materially impair our ability to manufacture and deliver our products in a timely manner. There can be no assurance that we will not experience component delays or other supply problems in the future.

      Purchases for materials are highly dependent upon demand forecasts from our customers. Due to the uncertainty in demand from our customers, and in the telecommunications market in general, we may have to change, reschedule, or cancel purchases or purchase orders from our suppliers. These changes may lead to vendor cancellation charges on these purchase commitments.

Note 4.     Income Taxes

      We provide for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

      The domestic and foreign components of income (loss) before provision for income taxes were as follows:

	Years Ended March 31,

	2002	2001	2000

	(in thousands)
Domestic	$(161,010)	$(8,366)	$14,006
Foreign	(6,440)	2,414	1,164

	$(167,450)	$(5,952)	$15,170

      The provision for income taxes consisted of the following:

	Years Ended March 31,

	2002	2001	2000

	(in thousands)
Current:
Federal	$(1,776)	$—	$38
State	—	—	37
Foreign	1,924	1,043	2,434

Total current	148	1,043	2,509
Deferred	1,275	—	525

	$1,423	$1,043	$3,034

      The provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

	Years Ended March 31,

	2002	2001	2000

	(in thousands)
Expected tax provision (benefit)	$(58,608)	$(2,083)	$5,310
State taxes, net of Federal provision (benefit)	(7,393)	(192)	348
Change in valuation allowance	66,029	2,965	(2,873)
Foreign taxes	2,054	—	—
Other	(659)	353	249

	$1,423	$1,043	$3,034

      The major components of the net deferred tax asset consisted of the following:

	March 31,

	2002	2001

	(in thousands)
Inventory reserves	$39,581	$11,024
Restructuring reserves	3,630	433
Warranty reserves	1,720	1,711
Bad debt reserves	3,509	9,614
Net operating loss carry forwards	71,019	41,225
Tax credits	11,679	11,459
Impairment of investments	8,461	5,187
Depreciation Reserves	2,415	323
Other	7,998	4,282

	150,012	85,258
Less: Valuation allowance	(150,012)	(83,983)

Net deferred tax asset	$0	$1,275

      The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized. In accordance with SFAS No. 109, “Accounting for Income Taxes,” we believe it is more likely than not that we will not fully realize these benefits and, accordingly, have continued to provide a valuation allowance for them.

      At March 31, 2002, we had U.S. Federal and State net operating loss carry forwards available to offset future taxable income, if any, of approximately $197.0 million and $32.6 million, respectively. The net operating losses expire in various years through 2022. In addition, foreign net operating loss carry forwards at March 31, 2002 total approximately $2.3 million. Tax credits include approximately $6.5 million of Federal minimum tax and State research credits that carry forward indefinitely. The remaining tax credits of $6.9 million are Federal and State credits that expire in various years through 2022. The Internal Revenue Code contains provisions that may limit the net operating loss carry forwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

Note 5.     Common Stock

      Stock Option Plans. We adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with the provisions of SFAS No. 123, we apply Accounting Principles Board (APB) Opinion 25 and related interpretations in accounting for our stock option plans. This note contains a summary of the pro forma effects on reported net income (loss) and earnings per share information for Fiscal 2002, 2001, and 2000, based on the fair market value of the options granted at the grant date as prescribed by SFAS No. 123.

      Our 1984 Stock Option Plan (the “1984 Plan”) provides for the grant of both incentive and nonqualified stock options to our key employees and certain independent contractors. Upon the adoption of our 1994 Stock Incentive Plan (the “1994 Plan”), we terminated future grants under the 1984 Plan.

      In July 1994, the stockholders approved 2,366,660 shares of Common Stock to be reserved for issuance under the 1994 Plan over a ten-year term. In August 1996, the stockholders approved the reservation for issuance of 2,000,000 additional shares of Common Stock under the 1994 Plan. In March 1998, the stockholders approved the reservation for issuance of 2,500,000 additional shares of Common Stock under the 1994 Plan. The terms of the 1994 Plan also provide for an automatic increase on the first trading day of each calendar year for five years after the adoption of the 1994 Plan, beginning January 1995, of an amount equal to one percent (1%) of the number of shares of Common Stock outstanding, but in no event is such annual increase to exceed 300,000 shares. The total number of shares of Common Stock reserved for issuance under the 1994 Plan is 7,766,660.

      The 1994 Plan contains: (i) a discretionary grant program for key employees and consultants whereby options generally vest over five years and expire after 10 years, (ii) an automatic grant program for non-employee Board members, whereby options vest over three years and expire after 10 years, (iii) a salary reduction grant program under which key employees may elect to have a portion of their base salary reduced each year in return for stock options, (iv) a stock fee program under which the non-employee Board members may elect to apply all or a portion of their annual retainer fee to the acquisition of shares of Common Stock, and (v) a stock issuance program under which eligible individuals may be issued shares of Common Stock as a bonus tied to their performance of services or our attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of base salary. The implementation and use of any of these equity incentive programs (other than the automatic grant program and the stock fee program) is within the sole discretion of our Compensation Committee of the Board of Directors.

      In April 1996, we adopted the 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1996 Plan will terminate on the date on which all shares available have been issued.

      In November 1997, we adopted the 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue to serve with us. The 1998 Plan will terminate on the date on which all shares available have been issued.

      The 1999 Stock Incentive Plan (the “1999 Incentive Plan”), approved by our stockholders in August 1999, provides for the issuance of stock options covering up to 2,500,000 shares of our Common Stock. In August 2001, the stockholders approved the reservation for issuance of 4,000,000 additional shares of Common Stock under the 1999 Incentive Plan. The 1999 Incentive Plan enables us to grant options as needed to retain and attract talented employees. Options generally vest over four years and expire after 10 years. The 1999 Plan will terminate on the date on which all shares available have been issued.

      At March 31, 2002, we had reserved 3,914,011 shares for future issuance under all stock options plans for which there were options outstanding or available for grant as of March 31, 2002.

      The following table summarizes our stock option activity under all of our stock option plans:

	Fiscal Years Ended March 31,

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

	(shares in thousands)
Options outstanding at beginning of year	7,693	$14.74	6,412	$10.72	8,871	$7.51
Granted	2,130	6.27	2,931	21.43	1,790	18.03
Exercised	(298)	3.90	(951)	8.12	(3,726)	5.52
Expired or canceled	(1,748)	13.03	(699)	14.16	(523)	9.45

Options outstanding at end of year	7,777	$13.21	7,693	$14.74	6,412	$10.72

Exercisable at end of year	3,288		2,224		1,730
Weighted average fair value of options granted	$3.91		$13.04		$11.05

      The following summarizes the stock options outstanding at March 31, 2002:

	Options Outstanding

		Weighted Average		Options Exercisable
		Remaining
Actual Range of	Number	Contractual Life	Weighted Average	Number	Weighted Average
Exercise Prices	Outstanding	(Years)	Exercise Price	Exercisable	Exercise Price

	(shares in thousands)
$ 0.23 - 4.69	499	5.80	$3.98	347	$3.93
$ 4.94 - 6.10	1,921	9.30	6.06	185	5.84
$ 6.19 - 10.63	1,367	6.16	8.18	910	8.39
$11.00 - 14.50	1,369	6.41	12.80	846	12.83
$14.56 - 17.91	1,302	7.98	16.70	496	16.34
$17.92 - 41.75	1,319	7.92	29.29	504	28.41

$ 0.23 - 41.75	7,777	7.56	$13.21	3,288	$13.19

      In accordance with the disclosure requirements of SFAS No. 123, if we had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income (loss) for Fiscal 2002, 2001 and 2000 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to Fiscal 1996.

	2002	2001	2000

	(in thousands, except
	per share amounts)
Net income (loss) — as reported	$(168,873)	$(6,995)	$12,136
Net income (loss) — pro forma	$(177,966)	$(22,949)	$4,120
Basic earnings (loss) per share — as reported	$(2.13)	$(0.10)	$0.18
Basic earnings (loss) per share — pro forma	$(2.25)	$(0.31)	$0.06
Diluted earnings (loss) per share — as reported	$(2.13)	$(0.10)	$0.17
Diluted earnings (loss) per share — pro forma	$(2.25)	$(0.31)	$0.06

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2002	2001	2000

Expected dividend yield	0.0%	0.0%	0.0%
Expected stock volatility	84.3%	82.7%	79.7%
Risk-free interest rate	2.8 - 4.3%	4.8 - 7.5%	4.8 - 7.5%
Expected life of options from vest date	1.8 years	1.3 years	1.4 years
Forfeiture rate	actual	actual	actual

      Warrants. In connection with the Innova merger in Fiscal 1998, we assumed the outstanding warrants of Innova to purchase common stock of Innova. The Innova warrants were issued in conjunction with various financing rounds. No separate values were assigned to the warrants as the values were not significant at the date of issuance, other than warrants for 21,500 shares of Innova common stock with an exercise price of $6.96 per share issued in connection with debt financing in April 1997. There were 21,500 warrants outstanding at March 31, 2002, March 31, 2001 and March 31, 2000. The warrants expired unexercised on April 30, 2002.

      Employee Stock Purchase Plans. In August 1996, we adopted an Employee Stock Purchase Plan (the “1996 Purchase Plan”) and reserved 600,000 shares of Common Stock for issuance under the 1996 Purchase Plan. Employees, subject to certain restrictions, were able to purchase Common Stock under the 1996 Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1996 Purchase Plan. We sold

372,345 shares in Fiscal 1999 under the Purchase Plan. At March 31, 1999, no shares remained available for future issuance under the 1996 Purchase Plan. Accordingly, in June 1999, we adopted the 1999 Employee Stock Purchase Plan (the “1999 Purchase Plan”) and reserved 900,000 shares of Common Stock for issuance under the 1999 Purchase Plan. Employees, subject to certain restrictions, may purchase Common Stock under the 1999 Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the 1999 Purchase Plan. We sold 318,227 shares in Fiscal 2002, 111,441 shares in Fiscal 2001 and 93,189 shares in Fiscal 2000 under the 1999 Purchase Plan.

Note 6.     Operating Segment and Geographic Information

      We adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” as of March 31, 1999. SFAS No. 131 establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about products, geographic information, and major customers. Operating segment information for Fiscal 2002, 2001, and 2000 is presented in accordance with SFAS No. 131. See Note 1 for a brief description of our business.

      We are organized into two operating segments: Products and Services. The Chief Executive Officer (“CEO”) has been identified as the Chief Operating Decision-Maker as defined by SFAS 131. Resources are allocated to each of these groups using information on their revenues and operating profits before interest and taxes.

      The Products operating segment includes the SPECTRUM II, XP4, DART, Altium, and DXR digital microwave systems for digital transmission markets. We design, develop, and manufacture these products in San Jose, California, Wellington, New Zealand and Campinas, Brazil. Prior to June 30, 2001, we designed, developed and manufactured the XP4 family of products in Seattle, Washington. The Services operating segment includes, but is not limited to, installation, repair, spare parts, network design, path surveys, integration, and other revenues. We maintain regional service centers in Lanarkshire, Scotland and Clark Field, Pampanga, Philippines.

      We do not identify or allocate assets or depreciation by operating segment, nor does the CEO evaluate these groups on these criteria. Total depreciation expense of $20.0 million for Fiscal 2002 has been included in the product operating segment. Operating segments generally do not sell products to each other, and accordingly, there are no significant inter-segment revenues to be reported. We do not allocate interest and taxes to operating segments. The accounting policies for each reporting segment are the same.

	2002	2001	2000

Products
Revenues	$201,564	$386,165	$285,449
Operating profit (loss)	(163,273)	4,106	15,924

Services and Other
Revenues	27,280	31,496	15,054
Operating profit (loss)	3,248	601	(1,399)

Total
Revenues	$228,844	$417,661	$300,503
Operating profit (loss)	(160,025)	4,707	14,525

      One customer accounted for 15% of net sales for Fiscal 2002 and one customer accounted for 16% of net sales in Fiscal 2001. No other customers accounted for more than 10% of net sales during Fiscal 2002, 2001, or 2000.

      Revenues by product from unaffiliated customers for Fiscal 2002, 2001, and 2000 are as follows:

	2002	2001	2000

	(in thousands)
SPECTRUM II	$37,642	$104,688	$122,349
XP4	86,980	131,767	65,810
DXR	29,182	35,631	40,302
Altium	46,324	109,087	47,534
Other Products	1,436	4,992	9,454

Total Products	201,564	386,165	285,449
Total Services and other	27,280	31,496	15,054

Total Revenue	$228,844	$417,661	$300,503

      Revenues by geographic region from unaffiliated customers for Fiscal 2002, 2001, and 2000 are as follows:

	2002	2001	2000

	(in thousands)
United States	$17,589	$130,218	$62,990
Mexico	12,298	40,519	32,106
Other Americas	32,929	43,665	24,201
Europe	56,375	84,333	77,439
Middle East	14,770	17,772	4,322
Africa	21,471	23,957	19,087
China	36,805	35,391	48,325
Other Asia/ Pacific	36,597	41,806	32,033

Total revenues	$228,844	$417,661	$300,503

      Long-lived assets consisted primarily of property and equipment at March 31, 2002 and 2001. Net property and equipment by country was as follows:

	2002	2001

	(in thousands)
United States	$19,872	$33,127
United Kingdom	15,732	15,490
Other foreign countries	6,090	6,160

Net property and equipment	$41,694	$54,777

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DMC Stratex Networks, Inc:

      We have audited the accompanying consolidated balance sheets of DMC Stratex Networks, Inc. (a Delaware corporation) and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DMC Stratex Networks, Inc. and subsidiaries as of March 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ ARTHUR ANDERSEN LLP

San Jose, California

April 22, 2002

QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for Fiscal 2002 and 2001 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Fiscal 2002
Net sales	$76,684	$60,898	$45,170	$46,092
Gross profit (loss)(1)	(3,797)	(27,596)	(34,323)	7,302
Loss from operations	(36,435)	(55,838)	(57,209)	(10,543)
Net loss	(46,069)	(56,487)	(57,428)	(8,889)
Basic net loss per common share(2)	$(0.62)	$(0.72)	$(0.70)	$(0.11)

Diluted net loss per common share(2)	$(0.62)	$(0.72)	$(0.70)	$(0.11)

Market price range common stock(3)
High	$10.70	$5.16	$8.31	$9.05
Low	$4.05	$11.45	$5.04	$4.38
Quarter-end Close	$10.00	$5.05	$7.78	$5.44

Fiscal 2001
Net sales	$86,734	$105,433	$115,194	$10,300
Gross profit(1)	30,511	33,323	35,746	13,848
Income (loss) from operations	9,631	11,566	13,419	(29,909)
Net income (loss)	9,048	11,167	11,975	(39,185)
Basic net earnings (loss) per common share(2)	$0.12	$0.15	$0.16	$(0.53)

Diluted net earnings (loss) per common share(2)	$0.12	$0.15	$0.16	$(0.53)

Market price range common stock(3)
High	$41.00	$43.00	$26.44	$17.69
Low	$21.88	$14.38	$11.38	$7.01
Quarter-end Close	$38.13	$16.06	$15.00	$8.30

(1)	Gross profit (loss) is calculated by subtracting cost of sales from net sales.

(2)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings (loss) per share will not necessarily equal the total for the year.

(3)	Our common stock is traded on the Nasdaq National Market under the symbol STXN.

      We have not paid cash dividends on our Common Stock and do not intend to pay cash dividends in the foreseeable future in order to retain earnings for use in our business. At March 31, 2002, there were approximately 390 registered stockholders of record.

FINANCIAL HIGHLIGHTS AND STOCK INFORMATION

	Years Ended March 31,

	2002	2001	2000	1999	1998

	(in thousands, except per share data and number of employees)
Net sales	$228,844	$417,661	$300,503	$236,499	$345,116
Net income (loss)	$(168,873)	$(6,995)	$12,136	$(96,729)	$18,818
Diluted earnings (loss) per share	$(2.13)	$(0.10)	$0.17	$(1.57)	$0.35
Total assets	$214,117	$326,780	$337,441	$202,164	$297,196
Working capital	$130,511	$197,533	$209,161	$85,247	$167,623
Stockholders’ equity	$167,457	$259,863	$264,392	$131,213	$226,600
Total employees at year end	760	1,184	974	873	1,324
Diluted weighted average shares outstanding	79,166	73,391	71,642	61,601	54,459

SEC Form 10-K

      A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to:

DMC Stratex Networks, Inc.

Attn: Investor Relations
170 Rose Orchard Way
San Jose, California 95134

Cautionary Statements

      This annual Report contains forward-looking statements concerning our goals, strategies, and expectations for business and financial results, which are based on current expectations, estimates, and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. For a discussion of these risks and uncertainties, please refer to our Form 10-K filed May 15, 2002, with the Securities and Exchange Commission.

Appendix B

Stockholder Information

STOCKHOLDER INFORMATION

Executive Offices	Independent Public Accountants
DMC Stratex Networks, Inc.	Deloitte & Touche LLP
170 Rose Orchard Way	225 West Santa Clara Street
San Jose, CA 95134	Suite 600
(408) 943-0777	San Jose, CA 95113
(408) 704-4000
Transfer Agent and Registrar	Investor Relations Contact
Mellon Investor Services	Laura A. Graves
85 Challenger Road	Director, Investor Relations
Ridgefield Park, NJ 07660	DMC Stratex Networks, Inc.
www.melloninvestor.com	170 Rose Orchard Way
(800) 522-6645 Domestic Holders	San Jose, CA 95134
(201) 329-8660 Foreign Holders	(408) 944-1817
(800) 231-5469 Hearing Impaired	investor relations@stratexnet.com

Stockholder Inquiries

      Questions relating to stockholder records, change of ownership and change of address should be sent to our transfer agent, Mellon Investor Services, whose address appears below.

Financial Information

      Securities analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed above.

2002 Annual Report

      To control costs and to meet our stockholders’ needs, we have published this 2002 Annual Report to Stockholders, including the Consolidated Financial Statements and Management’s Discussion and Analysis, as an appendix to the Corporation’s Proxy Statement. Further information regarding various aspects of our business can be found on our web site (www.stratexnet.com).

Electronic Delivery

      In an effort to reduce paper mailed to your home and to help lower printing and postage costs, we now offer stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions at www.icsdelivery.com.

On-Line Voting at www.eproxy.com/stxn

      If you are a registered stockholder, you may now use the Internet to transmit your voting instructions anytime before 4:00 p.m. EDT on August 12, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

www.stratexnet.com

      DMC Stratex Networks’ web site provides access to a wide variety of information including products, new releases, and financial information. A principal feature of the web site is the Investor Relations section, which contains general financial information and access to the current Proxy Statement and Annual Report to Stockholders. The site also provides archived information (e.g., historical financial releases, annual reports and stock prices) and access to conference calls and analyst group presentations. Another interesting feature is the “email alert,” which allows users to receive automatic updates informing them when new items such as calendar events, news releases, presentations, annual reports and SEC documents are added to the site.

www.melloninvestor.com

      Mellon Investor Services’ web site provides access to an Internet self-service product, Investor ServiceDirect(SM) (“ISD”). Through ISD, registered stockholders can view their account profiles, stock certificate histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request the issuance of stock certificates, duplicate Form 1099s, safekeeping of stock certificates, or an address change.

CORPORATE DIRECTORY

Officers

Charles D. Kissner

Chairman and Chief Executive Officer

Carl A. Thomsen

Senior Vice President
Chief Financial Officer and Secretary

John C. Brandt

Vice President and Corporate Controller

Carol A. Goudey

Corporate Treasurer and Assistant Secretary

Paul A. Kennard

Vice President of Product Development and
Chief Technical Officer

Edward T. Gardner

Vice President, Human Resources and Administration

Directors

Richard C. Alberding

Executive Vice President (Retired)
Hewlett-Packard Company

John W. Combs

Chief Executive Officer
Littlefeet, Inc.

Charles D. Kissner

Chairman and Chief Executive Officer

Dr. James D. Meindl, Ph.D.

Director
Microelectronics Research Center
Joseph M. Pettit Chair
Professor of Microelectronics
Georgia Institute of Technology

V. Frank Mendicino

Managing Director
Access Venture Partners

William A. Hasler

Vice-Chairman and Director
Aphtan Corporation

Principal Subsidiaries

DMC Telecom U.K. Ltd.

Lanarkshire, Scotland

DMC do Brasil Ltda.

Campinas, Brazil

DMC de Mexico, S.A. de C.V.

Mexico D.F., Mexico

DMC Stratex Networks India

Private Limited
New Delhi, India

Stratex Networks, Inc.

Metro Manila, Philippines

DMC Stratex Networks (NZ), Limited

Wellington, New Zealand

Digital Microwave Corporation (South Africa) (Proprietary) Limited

Pretoria, South Africa

DMC Stratex Networks (Africa) (Proprietary) Limited

Pretoria, South Africa

DMC Stratex Networks (s) Pte. Ltd.

Singapore
Corporate Headquarters

DMC Stratex Networks, Inc.

170 Rose Orchard Way
San Jose, California 95134 USA

Sales and Services Offices

North America:

Amesbury, Massachusetts
Seattle, Washington

Central and South America:

Buenos Aires, Argentina
Sao Paulo, Brazil
Santa Fe de Bogota, Colombia
Mexico City, Mexico
Monterrey, Mexico

Europe:

Coventry, England
Paris, France
Freising, Germany
Athens, Greece
Warsaw, Poland
Lanarkshire, Scotland

Middle East:

Dubai, United Arab Emirates

Africa:

Pretoria, South Africa

Asia/ Pacific:

Victoria, Australia
Beijing, China
New Delhi, India
Selangor, Malaysia
Wellington, New Zealand
Clark Special Economic Zone, Philippines
Manila (Makati City), Philippines
Singapore
Bangkok, Thailand

STRATEX NETWORKS, INC.
2002 STOCK INCENTIVE PLAN

         1.     Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business.

         2.     Definitions. As used herein, the following definitions shall apply:

                  (a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

                  (b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

                  (c) “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

                  (d) “Assumed” means that (i) pursuant to a Corporate Transaction defined in Section 2(q)(i), 2(q)(ii) or 2(q)(iii), the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction or (ii) pursuant to a Corporate Transaction defined in Section 2(q)(iv) or 2(q)(v), the Award is expressly affirmed by the Company.

                  (e) “Award” means the grant of an Option, Restricted Stock, Share or other right or benefit under the Plan.

                  (f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

                  (g) “Board” means the Board of Directors of the Company.

                  (h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; (iii) unauthorized use or disclosure of confidential information or trade secrets of the Company or a Related Entity or (iv) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

1

                  (i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

                           (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

                           (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

                  (j) “Code” means the Internal Revenue Code of 1986, as amended.

                  (k) “Committee” means any committee appointed by the Board to administer the Plan.

                  (l) “Common Stock” means the common stock of the Company.

                  (m) “Company” means Stratex Networks, Inc., a Delaware corporation.

                  (n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

                  (o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

                  (p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such

2

leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

                  (q) “Corporate Transaction” means any of the following transactions:

                           (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                           (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

                           (iii) the complete liquidation or dissolution of the Company;

                           (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

                           (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

                  (r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

                  (s) “Director” means a member of the Board or the board of directors of any Related Entity.

                  (t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

3

                   (u) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

                  (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                  (w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                           (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                           (ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                           (iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

                  (x) “Good Reason” means the occurrence after a Corporate Transaction or Change in Control of any of the following events or conditions unless consented to by the Grantee (and the Grantee shall be deemed to have consented to any such event or condition unless the Grantee provides written notice of the Grantee’s non-acquiescence within 30 days of the effective time of such event or condition):

                           (i) a change in the Grantee’s responsibilities or duties which represents a material and substantial diminution in the Grantee’s responsibilities or duties as in effect immediately preceding the consummation of a Corporate Transaction or Change in Control;

                           (ii) a reduction in the Grantee’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Corporate Transaction or Change in Control or at any time thereafter; or

                           (iii) requiring the Grantee to be based at any place outside a 50-mile radius from the Grantee’s job location or residence prior to the Corporate Transaction or Change

4

in Control, except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Corporate Transaction or Change in Control.

                  (y) “Grantee” means an Employee, Director or Consultant who receives an Award pursuant to an Award Agreement under the Plan.

                  (z) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

                  (aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

                  (bb) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

                  (cc) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                  (dd) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

                  (ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

                  (ff) “Performance — Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

                  (gg) “Plan” means this 2002 Stock Incentive Plan.

                  (hh) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

                  (ii) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or the Award is replaced with a cash incentive program of the successor entity or Parent thereof which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award. The determination of

5

Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

                  (jj) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

                  (kk) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

                  (ll) “Share” means a share of the Common Stock.

                  (mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

         3.     Stock Subject to the Plan.

                  (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is ten million (10,000,000) Shares. Notwithstanding the foregoing and subject to the provisions of Section 10, below, of the number of Shares specified above, the maximum aggregate number of Shares which may be issued pursuant to all Awards other than Options is one million two hundred thousand (1,200,000) Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

                  (b) Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

         4.     Administration of the Plan.

                  (a) Plan Administrator.

                           (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

6

                            (ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

                           (iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

                           (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

                  (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

                           (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

                           (ii) to determine whether and to what extent Awards are granted hereunder;

                           (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

                           (iv) to approve forms of Award Agreements for use under the Plan;

                           (v) to determine the terms and conditions of any Award granted hereunder;

                           (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent and that any amendment to reduce the exercise price of any outstanding Option shall not be made without the approval of the Company’s stockholders;

                           (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan, including without limitation, any notice of Award or Award Agreement, granted pursuant to the Plan;

7

                            (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

                           (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

         5.     Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

         6.     Terms and Conditions of Awards.

                  (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise right or vesting provision related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions or (iii) Restricted Stock. An Award may consist of one or more such securities or benefits in any combination or alternative.

                  (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option with respect to which such Shares are granted.

                  (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on

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investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

                  (d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

                  (e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award (but only to the extent that such deferral programs would not result in an accounting compensation charge unless otherwise determined by the Administrator). The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

                  (f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

                  (g) Individual Award Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be seven hundred fifty thousand (750,000) Shares. In connection with a Grantee’s commencement of Continuous Service, the Grantee may be granted Options for up to an additional seven hundred fifty thousand (750,000) Shares, which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

                  (h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

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                   (i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of any Award shall be no more than seven (7) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

                  (j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferred by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift and/or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator.

                  (k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

         7.     Award Exercise or Purchase Price, Consideration, and Taxes.

                  (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

                           (i) In the case of an Incentive Stock Option:

                                (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

                                (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                           (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one-hundred percent (100%) of the Fair Market Value per Share on the date of grant.

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                            (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                           (iv) In the case of other Awards, such price as is determined by the Administrator.

                           (v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

                  (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

                           (i) cash or check in U.S. dollars;

                           (ii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

                           (iii) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

                           (iv) any combination of the foregoing methods of payment.

                  (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock

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Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

         8.     Exercise of Award.

                  (a) Procedure for Exercise; Rights as a Stockholder.

                           (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement; provided, however, that no Award granted to an Employee, except for Restricted Stock or an Award granted under an Award Agreement described in Section 6(h), shall be exercisable prior to the first anniversary of the grant date.

                           (ii) An Award shall be deemed to be exercised when written notice (including written notice provided via electronic transmission) of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iii). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

                  (b) Exercise of Award Following Termination of Continuous Service.

                           (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

                           (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

                           (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

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         9.     Conditions Upon Issuance of Shares.

                  (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                  (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

         10.     Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

         11.     Corporate Transactions/Changes in Control.

                  (a) Termination of Award to Extent Not Assumed.

                           (i) Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

                  (b) Acceleration of Award Upon Corporate Transaction/Change in Control.

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                           (i) Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

                           (ii) Change in Control. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Change in Control or at the time of an actual Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Change in Control. The Administrator may provide that any Awards so vested or released from such limitations in connection with a Change in Control, shall remain fully exercisable until the expiration or sooner termination of the Award.

                  (c) Effect of Acceleration on Incentive Stock Options. The portion of any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

         12.     Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of seven (7) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

         13.     Amendment, Suspension or Termination of the Plan.

                  (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. In addition, any amendment to this Section 13(a) or Section 4(b)(vi) shall also require stockholder approval.

                  (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

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                   (c) No amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee, unless consented to by the Grantee.

         14.     Reservation of Shares.

                  (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                  (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         15.     No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

         16.     No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

         17. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

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STRATEX NETWORKS, INC.
2002 NON-EMPLOYEE DIRECTOR OPTION PROGRAM

ARTICLE I
ESTABLISHMENT AND PURPOSE OF THE PROGRAM

1.01 Establishment of Program

The Stratex Networks, Inc. 2002 Non-Employee Director Option Program (the “Program”) is adopted pursuant to the Stratex Networks, Inc. 2002 Stock Incentive Plan (the “Plan”) and, in addition to the terms and conditions set forth below, is subject to the provisions of the Plan.

1.02 Purpose of Program

The purpose of the Program is to enhance the ability of the Company to attract and retain directors who are not Employees (“Non-Employee Directors”) through a program of automatic Option grants.

1.03 Effective Date of the Program

The Program is effective as of the date of 2002 Annual Stockholders Meeting, such effectiveness conditioned upon approval of the Plan by the Company’s stockholders at such meeting.

ARTICLE II
DEFINITIONS

Capitalized terms in this Program, unless otherwise defined herein, have the meaning given to them in the Plan.

ARTICLE III
OPTION TERMS

3.01 Date of Grant and Number of Shares

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As of the effective date of the Plan, a Non-Qualified Stock Option to purchase thirty thousand (30,000) Shares shall be granted (the “Initial Grant”) to each Non-Employee Director newly elected or appointed to the Board upon the date each such Non-Employee Director first becomes a Non-Employee Director. In addition, immediately following each annual meeting of the Company’s stockholders commencing with the 2002 Annual Stockholders Meeting, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted a Non-Qualified Stock Option to purchase ten thousand (10,000) Shares (a “Subsequent Grant”); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a director of the Company for at least three (3) years as of the time of such annual meeting. Each such Subsequent Grant shall be made on the date of the annual stockholders’ meeting in question.

In the event of a transaction described in Section 10 of the Plan, the Administrator, in its sole discretion, may determine whether to adjust the number of Shares to be subject to the automatic issuance of Initial Grants and Subsequent Grants that occur on or after such a transaction. No such adjustment to new Initial Grants and Subsequent Grants shall be made in the absence of an affirmative determination by the Administrator. However, the number of Shares underlying any Initial Grants and Subsequent Grants outstanding on the date of a transaction described in Section 10 of the Plan shall be subject to adjustment in accordance with Section 10 of the Plan.

3.02 Vesting

Each Initial Grant under the Program shall be immediately exercisable as to all of the Shares subject to the Option. However, the Shares purchased under such Initial Grant shall be subject to repurchase by the Company, at the same exercise price paid per Share by the Non-Employee Director, upon the Non-Employee Director’s cessation of Continuous Service prior to vesting in those Shares. Each Initial Grant shall vest as to one-third (1/3) of the Shares subject to the Option twelve (12) months after the date of grant and an additional one-third (1/3) of the Shares subject to the Option shall vest on each yearly anniversary of the date of grant thereafter, such that the Initial Grant will be fully vested three (3) years after its date of grant.

For purposes this Program, the term “vest” shall mean, with respect to any Shares, that such Shares are no longer subject to repurchase by the Company; provided, however, that such Shares shall remain subject to other restrictions on transfer set forth in the underlying Award Agreement or in the Plan. Shares that have not vested are deemed “Restricted Shares.” If the Non-Employee Director becomes vested in a fraction of a Restricted Share, such Restricted Share shall not vest until the Non-Employee Director becomes vested in the entire Share. Notwithstanding the foregoing, any Restricted Shares purchased under this Program will be subject to the provisions of the underlying Award Agreement and Section 11 of the Plan relating to the release of repurchase and forfeiture provisions in the event of a Corporate Transaction or Change of Control.

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Each Subsequent Grant under the Program shall be fully vested and exercisable as to all Shares subject to the Option on the date of grant. Subsequent Grants are not subject to repurchase by the Company.

3.03 Exercise Price

The exercise price per Share of Common Stock of each Option granted under the Program shall be one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

3.04 Term

Each Option granted under the Program shall have a maximum term of five (5) years measured from the date of grant.

3.05 Corporate Transactions/Changes in Control

(a)  In the event of a Corporate Transaction, each Option which is at the time outstanding under the Program automatically shall become fully vested and exercisable immediately prior to the effective date of such Corporate Transaction. Effective upon the consummation of the Corporate Transaction, all outstanding Options under the Program shall terminate. However, such Options shall not terminate if the Options are Assumed by the successor corporation or Parent thereof in connection with the Corporate Transaction.

(b)  In the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Option which is at the time outstanding under the Program automatically shall become fully vested and exercisable immediately prior to the specified effective date of such Change in Control. Each such Option shall remain so exercisable until the expiration or sooner termination of the applicable Option term.

3.05 Other Terms

The Administrator shall determine the remaining terms and conditions of the Options awarded under the Program.

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STRATEX NETWORKS, INC.
2002 NON-EMPLOYEE DIRECTOR STOCK FEE PROGRAM

ARTICLE I
ESTABLISHMENT AND PURPOSE OF THE PROGRAM

1.01 Establishment of Program

The Stratex Networks, Inc. 2002 Non-Employee Director Stock Fee Program (the “Program”) is adopted pursuant to the Stratex Networks, Inc. 2002 Stock Incentive Plan (the “Plan”) and, in addition to the terms and conditions set forth below, is subject to the provisions of the Plan.

1.02 Purpose of Program

The purpose of the Program is to enhance the ability of the Company to attract and retain directors who are not Employees (“Non-Employee Directors”) through a program of receiving Shares of the Company in lieu of annual retainer and meeting fees.

1.03 Effective Date of the Program

The Program is effective as of the date of 2002 Annual Stockholders Meeting, such effectiveness conditioned upon approval of the Plan by the Company’s stockholders at such meeting.

ARTICLE II
DEFINITIONS

Capitalized terms in this Program, unless otherwise defined herein, have the meaning given to them in the Plan.

ARTICLE III
STOCK FEE PROGRAM TERMS

3.01 Eligibility

As of the effective date of the Plan, each Non-Employee Director shall be eligible to elect to apply all or any portion of the annual retainer fee and meeting fees otherwise payable

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to such individual in cash to the acquisition of Shares under the Plan pursuant to the terms and conditions of this Program.

3.02 Election Procedure

(a)  The Non-Employee Director must make the stock-in-lieu-of-fee election prior to the start of the calendar year for which the election is to be effective. Subject to the last sentence of this Section 3.02(a), the first calendar year for which any such election may be filed shall be the 2003 calendar year. The election, once filed, shall be irrevocable. The election for any upcoming calendar year may be filed at any time prior to the start of that year, but in no event later than December 31 of the immediately preceding calendar year. The Non-Employee Director may file a standing election to be in effect for two (2) or more consecutive calendar years or to remain in effect indefinitely until revoked by written instrument filed with the Administrator at least thirty (30) days prior to the start of the first calendar year for which such standing election is no longer to remain in effect. Any standing election filed under the Stock Fee Program of the DMC Stratex Networks, Inc. 1994 Stock Incentive Plan or the DMC Stratex Networks, Inc. 1999 Stock Incentive Plan shall be deemed a standing election under this Program without any further action by the Non-Employee Director in order to be administered in accordance with the terms of such previously filed standing election.

(b)  The election must be filed with the Administrator on the appropriate form provided by the Administrator for this purpose. On the election form, the Non-Employee Director must indicate the percentage or dollar amount of his or her annual retainer fee and/or his or her meeting fees to be applied to the acquisition of Shares.

3.03 Issue Date for Annual Retainer Fee Shares

On the first trading day in January of the calendar year for which the election is effective, the portion of the annual retainer fee subject to such election shall automatically be applied to the acquisition of Shares by dividing the elected dollar amount by the Fair Market Value per Share of Common Stock on that trading day. The number of issuable Shares shall be rounded down to the next whole Share, and the issued Shares shall be held in escrow by the Secretary of the Company as “Restricted Shares” until the Non-Employee Director fully vests in such Restricted Shares. Such Restricted Shares shall not be assignable or transferable while they remain unvested, but the Non-Employee Director shall have full stockholder rights, including voting, dividend and liquidation rights, with respect to all Restricted Shares held in escrow on his or her behalf.

3.04 Vesting of Annual Retainer Fee Shares

Upon completion of each calendar month of Continuous Service during the year for which the election applicable to the annual retainer fee is in effect, the Non-Employee Director shall vest in one-twelfth (1/12) of the Restricted Shares, and the stock certificate for those Shares shall be released from escrow. Notwithstanding the provisions of the

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Plan, immediate vesting in all Restricted Shares shall occur in the event (i) the Non-Employee Director should die or incurs a Disability during his or her Continuous Service or (ii) there should occur a Corporate Transaction or Change in Control while such individual remains in Continuous Service. Should such individual cease Continuous Service prior to vesting in one or more monthly installments of the Restricted Shares, then any Restricted Shares that remain unvested shall be canceled by the Company, and the Non-Employee Director shall not be entitled to any cash payment or other consideration from the Company with respect to the canceled Restricted Shares and shall have no further stockholder rights with respect to such Restricted Shares.

For purposes this Program, the term “vest” shall mean, with respect to any Restricted Shares, that such Restricted Shares are no longer subject to forfeiture to the Company or restrictions on assignability or transfer. If the Non-Employee Director becomes vested in a fraction of a Restricted Share, such Restricted Share shall not vest until the Non-Employee Director becomes vested in the entire Share.

3.05 Issue Date for Meeting Fee Shares

On the first trading day following any meeting in a calendar year for which the election is effective, the portion of the meeting fee subject to such election shall automatically be applied to the acquisition of Shares by dividing the elected dollar amount by the Fair Market Value per Share of Common Stock on that trading day. The number of issuable Shares shall be rounded down to the next whole Share, and the Shares shall be issued as soon as practicable to the Non-Employee Director.

3.06 Other Terms

The Administrator shall determine the remaining terms and conditions of the Program.

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THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF DMC STRATEX NETWORKS, INC.
FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 13, 2002

     The undersigned revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated July 10, 2002, and the 2002 annual report to stockholders, and hereby appoints Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 annual meeting of stockholders of DMC Stratex Networks, Inc. to be held on August 13, 2002 at 3:00 p.m., local time, at the company’s principle executive offices located at 170 Rose Orchard Way, San Jose, California, and at any adjournment or postponement thereof, and to vote all shares of the company’s common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE RE-ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW AND FOR THE OTHER PROPOSALS LISTED BELOW.

1. ELECTION OF DIRECTORS

______	FOR all director nominees listed below (except as indicated)	______	WITHHOLD AUTHORITY to vote for all director nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE’S NAME IN THE LIST BELOW.

RICHARD C. ALBERDING JOHN W. COMBS WILLIAM A. HASLER	CHARLES D. KISSNER JAMES D. MEINDL V. FRANK MENDICINO

2. APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO CHANGE ITS NAME FROM DMC STRATEX NETWORKS, INC. TO STRATEX NETWORKS, INC.

___ FOR    ___ AGAINST    ___ ABSTAIN

3. APPROVAL OF THE STRATEX NETWORKS, INC. 2002 STOCK INCENTIVE PLAN

___ FOR    ___ AGAINST    ___ ABSTAIN

4. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2003

___ FOR    ___ AGAINST    ___ ABSTAIN

DATED:_____________________, 2002

Signature	Signature

Print Name	Print Name

     This proxy should be marked, dated and signed exactly as your name appears on your stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until 1:00 p.m. Pacific Time on August 12, 2002.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/stxn		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electric ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.